EXHIBIT 2.3

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

SMITH PRODUCTION INC.

AND

CRIMSON EXPLORATION INC.

TABLE OF CONTENTS

Page

ARTICLE 1
DEFINITIONS

1.1 Definitions	1

ARTICLE 2
SALE OF ASSETS/PURCHASE PRICE/DEPOSIT

2.1 Purchase and Sale	13
2.2 Purchase Price	17
2.3 Deposit.	17
2.4 Purchase Price Adjustments	17
2.5 Preliminary Settlement Statement	19
2.6 Final Settlement Statement	19
2.7 Allocated Values.	20
2.8 Suspended Funds	20
2.9 Assumed Liabilities	20

ARTICLE 3
LOSS AND CASUALTY / INSPECTION OF ASSETS / TITLE DEFECTS / ENVIRONMENTAL DEFECTS

3.1 Notice of Casualty Loss	21
3.2 Casualty Loss; Condemnation	21
3.3 Insurance	21
3.4 Access.	21
3.5 General Disclaimer of Title and Environmental Warranties and Representations	22
3.6 Title Defect Notices	22
3.7 Title Benefit Notices	23
3.8 Seller's Right to Cure	23
3.9 Remedies for Title Defects	23
3.10 Remedies for Title Benefits	23
3.11 Exclusive Remedy for Title Defects	23
3.12 Title Defect Amount	24
3.13 Title Benefit Amount	24
3.14 Thresholds	25
3.15 Title Dispute Resolution.	25
3.16 Environmental Assessment	26
3.17 Environmental Defects	27
3.18 Seller's Right to Cure	27
3.19 Remedies for Environmental Defects	27
3.20 Exclusive Remedies	28
3.21 Environmental Dispute Resolution	28
3.22 Environmental Thresholds	29

ARTICLE 4
ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES

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4.1 Opportunity for Review	29
4.2 Seller's Indemnity Obligation	29
4.3 Buyer's Indemnity Obligation	30
4.4 Claim Periods, Deductible, Threshold, Cap and Materiality Exclusion.	31
4.5 Notice of Claims	31
4.6 Defense of Non-Party Claims	32
4.7 Waiver of Certain Damages	33
4.8 Survival of Claims	33
4.9 Exclusive Remedy	33
4.10 Extent of Indemnification	33

ARTICLE 5
DISCLAIMERS

5.1 Disclaimer - Representations and Warranties	33
5.2 Disclaimer - Statements and Information	34

ARTICLE 6
SELLER'S REPRESENTATIONS AND WARRANTIES

6.1 Organization and Good Standing	35
6.2 Authority; Authorization of Agreement	35
6.3 No Violations	35
6.4 Legal Proceedings	35
6.5 Bankruptcy	35
6.6 Taxes	35
6.7 Material Contracts.	36
6.8 No Violation of Laws	36
6.9 Preferential Rights	37
6.10 Buyer's Liability for Brokers' Fees	37
6.11 Environmental	37
6.12 Current Commitments	37
6.13 Employees	37
6.14 Special Warranty of Title	37
6.15 Gas Imbalances	38
6.16 Wells to Be Plugged and Abandoned	38
6.17 Suspense Accounts	38
6.18 Mortgages, Liens, Security Interests	38
6.19 Casualty Loss, Condemnation	38

ARTICLE 7
BUYER'S REPRESENTATIONS AND WARRANTIES

7.1 Organization and Good Standing	38
7.2 Authority; Authorization of Agreement	38
7.3 No Violations	38
7.4 Claims, Disputes and Litigation	39
7.5 Bankruptcy	39
7.6 Independent Evaluation	39

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7.7 Financing	39
7.8 Regulatory	39

ARTICLE 8
COVENANTS

8.1 Conduct of Business.	40
8.2 Return of Information	41
8.3 Bonds and Other Credit Support	41
8.4 [Reserved].	41
8.5 Record Retention	41
8.6 Notifications	41
8.7 Release of Liens	41
8.8 Consents.	42
8.9 Preferential Purchase Rights.	43
8.10 Operatorship	44
8.11 HSR	44
8.12 Preferential Right to Purchase Exhibit G-1/G-2 Oil and Gas Properties	45
8.13 Efforts	45

ARTICLE 9
CONDITIONS PRECEDENT TO CLOSING

9.1 Conditions Precedent to Seller's Obligation to Close	45
9.2 Conditions Precedent to Buyer's Obligation to Close	45
9.3 Condition Precedent to Obligation of Each Party to Close	46

ARTICLE 10
THE CLOSING

10.1 Closing	46
10.2 Obligations of Seller at Closing	46
10.3 Obligations of Buyer at Closing	47

ARTICLE 11
TERMINATION

11.1 Grounds for Termination	47
11.2 Effect of Termination	48
11.3 [Reserved]	48

ARTICLE 12
TAXES

12.1 Like Kind Exchange	48
12.2 Cooperation on Tax Matters	49

ARTICLE 13
MISCELLANEOUS

13.1 Notices	49
13.2 Names	50
13.3 Transaction and Filing Costs	50
13.4 Brokers, Agents and Finders	50
13.5 Records in Seller's Possession	50
13.6 Further Assurances	51
13.7 Amendments and Severability	51
13.8 Successors and Assigns	51

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13.9 Headings	51
13.10 Governing Law; Jurisdiction; Waiver of Trial by Jury.	51
13.11 No Partnership Created	52
13.12 Public Announcements	52
13.13 No Third Party Beneficiaries	52
13.14 Construction	52
13.15 Schedules	52
13.16 Conspicuousness of Provisions	52
13.17 Execution in Counterparts	53
13.18 Entire Agreement	53

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EXHIBITS AND SCHEDULES

EXHIBIT A-1	Leases (100% of Brushy Creek field and North Bob West field)
EXHIBIT A-2	Wells (100% of Brushy Creek field and North Bob West field)
EXHIBIT A-3	[Reserved]
EXHIBIT A-4	Marketing Agreements to be Assigned
EXHIBIT B	Excluded Assets
EXHIBIT C	Buyer Certificate
EXHIBIT D	Seller Certificate
EXHIBIT E	Non-Foreign Certificate
EXHIBIT F	Assignment Agreement
EXHIBIT G-1	Leases (Undivided 25% of Samano field)
EXHIBIT G-2	Wells (Undivided 25% of Samano field)

SCHEDULE 1.1A	Seller’s Knowledge Individuals
SCHEDULE 1.1B	Buyer’s Knowledge Individuals
SCHEDULE 2.7(a)	Purchase Price Allocation
SCHEDULE 2.7(b)	Tax Allocation
SCHEDULE 6.3	Consents or Approvals
SCHEDULE 6.4	Legal Proceedings
SCHEDULE 6.6	Tax Matters
SCHEDULE 6.7	Material Contracts
SCHEDULE 6.8	Violation of Laws
SCHEDULE 6.9	Preferential Purchase Rights
SCHEDULE 6.11	Violation of Environmental Laws
SCHEDULE 6.12	Current Commitments
SCHEDULE 6.15	Gas Imbalances
SCHEDULE 6.16	Wells to be Plugged and Abandoned
SCHEDULE 6.17	Suspense Accounts
SCHEDULE 6.18	Mortgages, Liens, Security Interests
SCHEDULE 6.19	Casualty Loss; Condemnation
SCHEDULE 8.12	Preferential Right to Purchase Exhibit G-1/G-2 Oil and Gas Properties

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (together with the Exhibits and Schedules made a part hereof, this “Agreement”), dated the 28th day of April, 2008, is made by and among Smith Production Inc., a Texas corporation (“Seller”), and Crimson Exploration Inc., a Delaware corporation (“Buyer”). Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”:

WHEREAS, Seller desires to sell and Buyer desires to purchase the oil and gas leases, royalty interests, operating rights and other properties, interests, assets and rights comprising the Assets;

NOW, THEREFORE, for a good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1       Definitions. In this Agreement, capitalized terms have the meanings provided in this Article 1, unless defined elsewhere in this Agreement. All defined terms include both the singular and the plural of such terms. All references to Sections refer to Sections in this Agreement, and all references to Exhibits or Schedules refer to Exhibits or Schedules made a part of this Agreement. When the term “herein” is used in this Agreement, reference is made to the entire Agreement and not to any particular Section or subparagraph of a Section. The word “including” shall mean including without limitation. As used in this Agreement, the term “well location” shall be deemed to refer to the Oil and Gas Property relating to each “PUD”, “PROB”, “POSS” or “ORRI” listed on Schedule 2.7(a) and such Oil and Gas Property shall be treated as if an oil and gas well had been drilled and completed on such Oil and Gas Property and was in existence as of the date of this Agreement.

“Accounting Referee” means one of the U.S. big four accounting firms mutually agreed upon by the Parties, together with any experts such firm may require in order to settle a particular dispute.

“Adjusted Purchase Price” has the meaning set forth in Section 2.2.

“Adjustments” means the adjustments to the Base Purchase Price pursuant to Section 2.4.

“AFE’s” has the meaning set forth in Section 6.12.

“Affiliate” means any Person that, directly or indirectly, through one or more entities, controls or is controlled by or is under common control with the Person specified. For the purpose of the immediately preceding sentence, the term “control” means the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities or by Contract or agency or otherwise.

“Aggregate Defect Deductible” means an amount equal to 4% of the Base Purchase Price.

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“Agreement” has the meaning set forth in the introductory paragraph, together with all Exhibits and Schedules attached hereto, as the same may be amended.

“Allocated Values” has the meaning set forth in Section 2.7(a).

“Assets” has the meaning set forth in Section 2.1.

“Assignment” means a document in the form of Exhibit F.

“Assumed Liabilities” has the meaning set forth in Section 2.9.

“Barrel” or “Bbl” means 42 U.S. gallons.

“Base Purchase Price” has the meaning set forth in Section 2.2.

“Business Day” means a Day other than a Day when federally chartered banks in the United States are required to be closed.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Certificate” means the certificate attached as Exhibit C.

“Buyer Group” means Buyer and its Affiliates together with its and their members, partners, officers, directors, shareholders, agents, representatives, consultants and employees.

“Buyer’s Representatives” has the meaning set forth in Section 3.4(a).

“Casualty Loss” means any loss, damage or reduction in value of the Assets that occurs during the period between the date of this Agreement and Closing as a result of acts of God, fire, explosion, earthquake, windstorm or flood, but excluding any loss, damage or reduction in value as a result of depreciation, ordinary wear and tear and any change in condition of the Assets for production of Hydrocarbons through normal depletion (including the watering-out of any well, collapsed casing or sand infiltration of any well).

“Claims” means any and all written claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties, fees, expenses and costs (including attorneys’ fees and costs of litigation).

“Close” or “Closing” means the consummation of the sale of the Assets from Seller to Buyer, including execution and delivery of all documents and other legal consideration as provided for in this Agreement pursuant to Article 10.

“Closing Amount” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 10.1.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Consent Agreement” has the meaning set forth in Section 8.8(b).

“Contract” has the meaning set forth in Section 2.1(c).

“CPR” means the International Institute for Conflict Prevention and Resolution.

“Cure Period” has the meaning set forth in Section 3.8.

“Customary Post-Closing Consents” means consents and approvals from Governmental Authorities that are customarily obtained after Closing in connection with a transaction similar to the one contemplated by this Agreement.

“Day” means a calendar day consisting of 24 hours from midnight to midnight.

“Defect Claim Date” has the meaning set forth in Section 3.6.

“Defensible Title” means, subject to and except for the Permitted Encumbrances, (a) Seller (i) with respect to each Well and well location shown on Exhibit A-2, is entitled to receive not less than the percentage set forth on Schedule 2.7(a) for such Well or well location as the Net Revenue Interest of all Hydrocarbons produced, saved and marketed from such Well or well location, all without reduction, suspension or termination of such interests throughout the productive life of such Well or well location, except as set forth on Exhibit A-2 or Schedule 2.7(a), as applicable, and except for changes or adjustments that result from (A) the establishment of units or changes in existing units (or the participating areas therein), (B) operations conducted as permitted or required by Section 8.1, (C) Imbalances, or (D) operations for which Seller is a non-consenting owner or are taken on or after the Closing Date and (ii) is obligated to bear a percentage of the costs and expenses relating to the maintenance, development and operation of such Well or well location shown on Exhibit A-2 not greater than the Working Interest shown on Schedule 2.7(a) for such Well or well location, without a proportionate increase of the Net Revenue Interest throughout the productive life of such Well or well location, except as set forth on Exhibit A-2 or Schedule 2.7(a), as applicable, and except for changes or adjustments that result from (A) the establishment of units or changes in existing units (or the participating areas therein), (B) operations conducted as permitted or required by Section 8.1 or conducted on or after the Closing Date, or (C) contribution requirements with respect to defaulting co-owners; and (b) the title of Seller with respect to any such Well or well location is free and clear of all liens, encumbrances and Title Defects other than Permitted Encumbrances. In evaluating the significance of any fact, circumstance or condition for the purpose of determining Defensible Title or a Title Defect, due consideration shall be given to the length of time that the particular Well or well location (including any well or unit attributable thereto) has been producing Hydrocarbons and whether such fact, circumstance or condition is of the type expected to be encountered in the area involved and is usual and customarily acceptable to reasonable and prudent operators, interest owners, and/or purchasers engaged in the business of ownership, operation and development of oil and gas properties with knowledge of such facts and appreciation of their legal significance.

“Deposit” has the meaning set forth in Section 2.3(a).

“Dollars” means United States Dollars.

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“Effective Time” means the 1st Day of January 2008, at 12:01 a.m., Houston, Texas time.

“El Paso” means El Paso E&P Company, L.P.

“Environmental Assessment” has the meaning set forth in Section 3.16.

“Environmental Condition” shall mean (a) a condition existing prior to, at or after the Closing Date with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes any Asset to not be in compliance with any Environmental Laws or (b) the extent to which the operation of any Asset results in any environmental pollution, contamination, degradation, or damage to property such that remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

“Environmental Defect” has the meaning set forth in Section 3.17.

“Environmental Defect Amount” has the meaning set forth in Section 3.17.

“Environmental Defect Notice” has the meaning set forth in Section 3.17.

“Environmental Laws” means any and all Laws relating to the prevention of pollution, the preservation and restoration of environmental quality, the protection of human health, wildlife or environmentally sensitive areas, the remediation of contamination, the generation, handling, treatment, storage, transportation, disposal or release into the environment of waste materials, or the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful. Environmental Laws include all applicable judicial and administrative Orders, consent decrees or directives issued by a Governmental Authority pursuant to the foregoing. Unless expressly included in and required by applicable requirements of statutes, regulations, judicial and administrative Orders, consent decrees or directives issued by a Governmental Authority included in Environmental Laws, Environmental Laws do not include good or desirable operating practices or standards that may be employed or adopted by other oil or gas well or pipeline operators or recommended by a Governmental Authority. Furthermore, Environmental Laws do not include the Occupational Safety and Health Act or any other Law governing worker safety or workplace conditions.

“Environmental Liabilities” means any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative, and/or monitoring costs and any other related costs and expenses), damages, natural resource damages, settlements, consulting fees, expenses, assessments, liens, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, and attorney fees incurred or imposed (a) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar ruling or act (including settlements) by any Governmental Authority to the extent arising out of any violation of, or remedial obligation under, any Environmental Law that is attributable to (or for which any liability or responsibility is incurred or imposed as a result of) the ownership or operation of the Assets prior to, at or after the Closing Date, or (b) pursuant to any claim or cause of action by a Governmental Authority or other Person for personal injury, death, property damage, damage to natural resources, remediation or response costs, or similar costs or expenses to the extent arising out of a release of Hazardous Materials or any violation of, or any remediation obligation under,

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any Environmental Laws that is attributable to (or for which any liability or responsibility is incurred or imposed as a result of) the ownership or operation of the Assets prior to, at or after the Closing Date, or (c) as a result of Environmental Conditions; provided, however, that Environmental Liabilities shall not include any Claims (i) for which Seller is required to indemnify Buyer pursuant to Article 4 or (ii) to the extent resulting or arising from, or attributable to, Offsite Disposal.

“Equipment” has the meaning set forth in Section 2.1(e).

“Excluded Assets” means (a) those assets, interests, rights and contracts described on Exhibit B and (b) any Title Defect Properties, Preferential Right Properties and Consent Agreements excluded from the Assets pursuant to Section 3.9, Section 8.9(b) or Section 8.8, respectively, together with a pro rata share of all of Seller’s right, title and interest in, to and under all Wells, Equipment, Hydrocarbons, and Records included in the Assets that are directly related or attributable to such Title Defect Properties, Preferential Right Properties or Consent Agreements.

“Excluded Records” has the meaning set forth in Section 2.1(h).

“Exhibits A-1/A-2 Oil and Gas Properties” has the meaning set forth in Section 2.1(b).

“Exhibits G-1/G-2 Oil and Gas Properties” has the meaning set forth in Section 2.1(k).

“Final Settlement Statement” has the meaning set forth in Section 2.6.

“Governmental Authority” means any federal, state, local, municipal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having jurisdiction.

“Hazardous Materials” shall mean any substance or material that is designated, classified, characterized or regulated as a “hazardous substance”, “hazardous waste”, “hazardous material”, “toxic substance”, “pollutant” or “contaminant” under Environmental Laws.

“Hedges” means any swap, collar, floor, cap, option or other Contract that is intended to eliminate or reduce the risk of fluctuations in the price of Hydrocarbons.

“Hydrocarbons” means oil, gas and other hydrocarbons.

“Imbalance” means over-production or under-production or over-deliveries or under-deliveries on account of (a) any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well constituting part of the Assets and allocable to the interests of Seller, and the shares of production from the relevant Well that are actually taken by or delivered to or for the account of Seller and (b) any marketing imbalance between the quantity of Hydrocarbons constituting part of the Assets and required to be delivered by or to Seller under any Contracts relating to the purchase and sale, gathering, transportation, storage, processing, or marketing of

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Hydrocarbons and the quantity of Hydrocarbons actually delivered by or to Seller pursuant to the applicable Contracts.

“Indemnity Claim” has the meaning set forth in Section 4.5.

“Indemnity Claim Notice” has the meaning set forth in Section 4.5.

“Indemnity Deductible Amount” means an amount equal to One Million Dollars ($1,000,000).

“Indemnity Obligations” mean the obligations of a Party to RELEASE, DEFEND, INDEMNIFY and HOLD HARMLESS the other Party from and against specified Claims as provided in this Agreement.

“Individual Indemnity Threshold” has the meaning set forth in Section 4.4(a)(iii).

“Individual Environmental Defect Threshold” has the meaning set forth in Section 3.22.

“Individual Title Defect Threshold” has the meaning set forth in Section 3.14.

“Knowledge” means (a) with respect to Seller, the actual knowledge (without independent investigation) of the individuals set forth on Schedule 1.1-A and (b) with respect to Buyer, the actual knowledge (without independent investigation) of the individuals set forth on Schedule 1.1-B.

“Laws” means any and all laws, statutes, ordinances, permits, decrees, writs, injunctions, Orders, codes, judgments, principles of common law, rules or regulations (including Environmental Laws) that are promulgated, issued or enacted by a Governmental Authority having jurisdiction.

“Lease” has the meaning set forth in Section 2.1(a).

“Legal Proceedings” means any and all proceedings, suits and causes of action by or before any Governmental Authority and all arbitration proceedings.

“Like-Kind Exchange” has the meaning set forth in Section 12.1.

“Lowest Cost Response” means the response required or allowed under Environmental Laws that addresses, to the extent required by Environmental Laws, the condition present at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant Assets and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws. The Lowest Cost Response shall not include (a) the costs of Buyer’s or any of its Affiliate’s employees, project manager(s) or attorneys, (b) expenses for matters that are costs of doing business, e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with permit renewal/amendment activities (c) overhead costs of Buyer or its Affiliates, (d) costs and expenses that would not have been required under Environmental Laws as they exist on the

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Defect Claim Date, (e) costs or expenses incurred in connection with remedial or corrective action that is designed to achieve standards that are more stringent than those required for similar facilities or that fails to reasonably take advantage of applicable risk reduction or risk assessment principles allowed under applicable Environmental Laws, and/or (f) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos containing materials or NORM.

“Marketing Agreements” means the agreements described on Exhibit A-4.

“Material Adverse Effect” means an event or circumstance (a) that results in a material adverse effect on the Assets or the results of operations of Seller with respect to the Assets taken as a whole or (b) makes impossible the consummation of the transactions contemplated by this Agreement; provided, any actual change or changes in reserves (including any reclassification or recalculation of reserves in the ordinary course of business) or in the prices of Hydrocarbons; natural declines in well performances; general economic conditions; casualty events; local, regional, national or international industry conditions (including changes in applicable Laws and changes in financial or market conditions); or any change resulting from the taking of any action by Seller required by, or through failure to take any action by Seller prohibited by this Agreement, shall be deemed not to constitute a Material Adverse Effect.

“Material Contracts” has the meaning set forth in Section 6.7.

“MCF” means thousand cubic feet.

“Mineral Fee Interest” means a fee interest in Hydrocarbons.

“Minimum Consents” has the meaning set forth in Section 8.8(b)(i).

“Net Revenue Interest” means the interest (expressed as a percentage or decimal fraction) as set forth on Exhibit A-2 or Schedule 2.7(a), as applicable, in and to Hydrocarbons produced from or allocated to a Well or well location.

“Non-Foreign Certificate” means a certificate in the form of Exhibit E.

“Non-Party” means any Person other than the Parties or their respective Affiliates.

“NORM” means naturally occurring radioactive material.

“Offsite Disposal” means the offsite disposal, prior to the Closing, of hazardous substances, hazardous materials or hazardous waste from the Oil and Gas Properties.

“Oil and Gas Properties” means the Exhibit A-1/A-2 Oil and Gas Properties and the Exhibit G-1/G-2 Oil and Gas Properties, jointly.

“Operating Expenses” shall mean Seller’s obligation for any expenses (including lease operating expense, drilling and completion costs, seismic costs, workover costs, capital expenditures, joint interest billings and overhead charges under applicable operating agreements)

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or other liabilities which relate to the Assets or are otherwise incurred by Seller in connection with the ownership, operation, development or maintenance of the Assets.

“Operative Documents” means those documents referenced in Sections 10.2 and 10.3.

“Order” means any order, judgment, injunction, non-appealable final order, ruling or decree of any court or other Governmental Authority.

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

“Permitted Encumbrances” means with respect to any Asset any and all of the following:

(a)	(i) consents to assignment and similar contractual provisions affecting such Assets that are obtained by Seller prior to Closing, and (ii) Customary Post-Closing Consents;
(b)	preferential rights to purchase and similar contractual provisions affecting such Asset which are waived by the respective holders of such rights prior to Closing;
(c)	required notices to and filings with a Governmental Authority in connection with the consummation of the transaction contemplated by this Agreement;
(d)	rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate such Asset in any manner whatsoever and all Laws of such Governmental Authorities;
(e)

easements, rights-of-way, permits, licenses, servitudes, surface leases, sub-surface leases, equipment, pipelines, utility lines and structures on, over or through such Asset that do not materially affect or impair the ownership, use or operation of such Asset;

(f)	liens for Taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;
(g)	liens of operators relating to obligations not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;
(h)

any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of such Asset or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, (ii) materialman’s, mechanics’, repairmen’s, employees’, contractors’ or other similar liens or charges relating to obligations not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business, and (iii) any liens or security interests that are not properly perfected;

(i)	any liens or security interests created by Law or reserved in oil and gas leases for royalty, bonus or rental, or created to secure compliance with the terms of the

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agreements, instruments and documents or records that create or reserve to such Asset;

(j)	any obligations or duties affecting such Asset to any Governmental Authority with respect to any franchise, grant, license or permit of record or contained in the Records;
(k)

the terms and conditions of the instruments creating such Asset and all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time, in each case that do not operate to reduce the Net Revenue Interest for such Asset (if any) or increase the Working Interest for such Asset (if any) without a corresponding increase in the corresponding Net Revenue Interest;

(l)

production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; farm-out or farm-in agreements; participation agreements; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing and deferred production agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; and seismic or geophysical permits or agreements; in each case to the extent the same are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business;

(m)	Title Defects waived by Buyer in writing; and
(n)	the Contracts including those set forth on Schedule 6.7

“Person” means an individual, group, partnership, corporation, limited liability company, trust or other entity.

“Phase 1 Activities” means a review of the records maintained by Governmental Authorities, pre-inspection questionnaire, site visits to perform a visual inspection and interviews with Seller’s personnel having responsibility for environmental compliance matters with respect to the Assets. Phase 1 Activities do not include sampling or similar invasive activities.

“Post-Closing Defect” has the meaning set forth in Section 3.15(b)(i).

“Preferential Purchase Right” has the meaning set forth in Section 8.9(a).

“Preferential Right Property” has the meaning set forth in Section 8.9(b).

“Preliminary Settlement Statement” has the meaning set forth in Section 2.5.

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“Prime Rate” means the rate of interest published and updated from time to time by the Wall Street Journal as the “prime” rate.

“Purchase Price Allocation” has the meaning set forth in Section 2.7(b).

“QI” has the meaning set forth in Section 12.1.

“Records” has the meaning set forth in Section 2.1(h).

“Retained Liabilities” means:

(1)	all Claims to the extent resulting or arising from, or attributable to:

(a)       All Legal Proceedings arising prior to the Effective Time limited to the extent that Buyer is not indemnified for and against such Legal Proceedings by El Paso;

(b)	the Excluded Assets;
(c)	Offsite Disposal;

(d)       all obligations and amounts owed to any employees of Seller or El Paso for any reason, including those relating to the employment of such individuals by Seller or El Paso or the termination of employment of such individuals by Seller or El Paso excluding any amounts to be paid by Buyer pursuant to Section 8.11(a); and

(e)       all obligations and liabilities owed to employees of Seller for any reason, including those arising under any employee benefit or welfare plan maintained by Seller excluding any amounts to be paid by Buyer pursuant to Section 8.11(a).

(2)       the following obligations of Seller to the extent resulting or arising from, or attributable to the use, ownership or operation of the Assets by Seller and attributable to periods prior to the Effective Time:

(a)       all Claims asserted by any employee of Seller for bodily injury or death;

(b)       all Claims asserted by any Non-Parties for bodily injury to or death of such Non-Parties or damage to property owned by such Non-Parties;

(c)       all Claims related to the proper payment or accounting for royalties or other similar lease burdens related to production from the Oil and Gas Properties; and

(d)       all Claims arising out of any audit conducted pursuant to a joint operating agreement to which Seller is a party.

“Seller” has the meaning set forth in the introductory paragraph.

“Seller Certificate” means the certificate attached as Exhibit D.

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“Seller Group” means Seller and its Affiliates, together with its and their partners, officers, directors, agents, representatives, consultants and employees.

“Seller Obligations” has the meaning set forth in Section 8.3.

“Seller’s Insurance Policies” has the meaning set forth in Section 3.3.

“Specified Consents” means all of the Non-Party consents necessary to transfer the Leases and Contracts to Buyer, identified as the Specified Consents on Schedule 6.3.

“Specified Representations and Warranties” means the representations and warranties of Seller set forth in Sections 6.1, 6.2, 6.3(i), 6.6 and 13.4.

“Surface Rights” has the meaning set forth in Section 2.1(d).

“Suspended Funds” means those proceeds from the sale of Hydrocarbons attributable to the Assets and payable to owners of working interests, royalties, overriding royalties and other similar interests that are held by Seller in suspense as of the Closing Date including royalty proceeds held in suspense.

“Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Taxing Authority, including without limitation income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, and including any liability for any of the foregoing items that arises by reason of transferee or successor liability.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“1031 Assets” has the meaning set forth in Section 12.1.

“Title Arbitrator” has the meaning set forth in Section 3.15(a).

“Title Benefit” means any right, circumstance or condition that operates (a) to increase the Net Revenue Interest of Seller in any Well or well location above that shown herein for such Well or well location, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown herein, or (b) to decrease the Working Interest of Seller in any Well or well location below that shown herein for such Well or well

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location, to the extent the same causes a decrease in Seller’s Working Interest that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein.

“Title Benefit Amount” has the meaning set forth in Section 3.10.

“Title Benefit Notice” has the meaning set forth in Section 3.7.

“Title Defect” means any lien, charge, encumbrance, defect or other matter that causes Seller not to have Defensible Title in and to the Oil and Gas Properties as of the Effective Time; provided, the following shall not constitute Title Defects:

(a)

defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides affirmative evidence that such failure or omission has resulted in another Person’s superior claim of title to the relevant Oil and Gas Properties;

(b)

defects arising out of the lack of evidence of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s superior claim of title to the relevant Oil and Gas Properties;

(c)	defects that have been cured by the passage of time including applicable Laws of limitations or prescription;
(d)	any encumbrance or loss of title resulting from Seller’s conduct of business after the date of this Agreement in compliance with this Agreement;
(e)	any lien or security interest to be released at Closing in accordance with the terms of this Agreement;
(f)	any defect or irregularity that would customarily be waived by a reasonable owner of oil and gas properties;
(g)	the failure to obtain any required consent for the assignment of a Lease or Contract that is subject to a Specified Consent;
(i)	a Preferential Purchase Right; or
(j)	[Reserved].

In evaluating whether a matter constitutes a Title Defect, the principles set forth in the last sentence of the definition of “Defensible Title” shall be applied.

“Title Defect Amount” has the meaning set forth in Section 3.9(a).

“Title Defect Notice” has the meaning set forth in Section 3.6.

“Title Defect Property” has the meaning set forth in Section 3.6.

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“Treasury” means the United States Department of the Treasury.

“Units” has the meaning set forth in Section 2.1(b).

“Well” has the meaning set forth in Section 2.1(a).

“Working Interest” means the percentage of costs and expenses associated with the exploration, drilling, development, operation and abandonment of any Well or well location required to be borne with respect thereto as set forth on Exhibit A-2 or Schedule 2.7(a), as applicable.

ARTICLE 2

SALE OF ASSETS/PURCHASE PRICE/DEPOSIT

2.1       Purchase and Sale. Subject to and in accordance with the terms and conditions of this Agreement, Seller agrees to sell and assign to Buyer, and Buyer agrees to purchase and acquire from Seller the following property rights (collectively, the “Assets”):

All of Seller’s right, title and interest in 2.1(a) through 2.1(h), inclusive, as follows:

(a)       All oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profits interests, carried interests and farmout rights (as limited below, collectively, the “Leases”) that are described on Exhibit A-1, in each case as limited (where specified) to the acreage and/or depths specified on Exhibit A-1, but excluding Surface Rights and any such items constituting Excluded Assets, and including all instruments constituting Seller’s chain of title to the foregoing; and any and all Hydrocarbons, source water, CO2, disposal or injection wells (whether producing, inactive, temporarily or permanently abandoned, shut-in or otherwise) on the Leases that are described on Exhibit A-1 or on the pooled, communitized or unitized acreage that includes all or any part of the Leases that are described on Exhibit A-1 (collectively, the “Wells”), including the interests in the Wells described on Exhibit A-2;

(b)       All pooled, communitized or unitized acreage (the “Units”) that includes all or part of any Leases that are described on Exhibit A-1 or the Wells described on Exhibit A-2, and all tenements, hereditaments and appurtenances belonging thereto (together with the Leases that are described on Exhibit A-1 and Wells that are described on Exhibit A-2, the “Exhibits A-1/A-2 Oil and Gas Properties”);

(c)       All contracts, agreements and instruments existing as of the Closing Date (the foregoing, subject to exclusions set forth below, the “Contracts”) by which the Exhibits A-1/A-2 Oil and Gas Properties are bound or subject or that relate to or are otherwise applicable with respect to the Exhibits A-1/A-2 Oil and Gas Properties, including operating agreements, unitization, pooling, and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farm in and farmout agreements, exploration agreements, participation agreements, marketing agreements, exchange agreements, transportation agreements, gathering agreements, agreements for the sale and purchase of Hydrocarbons and processing agreements, but excluding the Leases that are described on

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Exhibit A-1, the Contracts for Surface Rights and any contracts, agreements and instruments constituting Excluded Assets;

(d)       All surface fee interests, easements, permits, licenses, servitudes, rights-of-way, surface leases and other rights to use the surface (the foregoing, subject to exclusions set forth below, the “Surface Rights”) appurtenant to, and used or held for use solely in connection with, the Exhibits A-1/A-2 Oil and Gas Properties, but excluding any permits and other appurtenances constituting Excluded Assets;

(e)       All equipment, machinery, compressors, material compressor-related equipment, SCADA equipment, fixtures, facilities, gathering systems, subsea equipment, pipelines, flow lines, tank batteries, materials and equipment inventory, fixtures and improvements (the foregoing, subject to exclusions set forth below, the “Equipment”) located on the Exhibits A-1/A-2 Oil and Gas Properties, but excluding any such items constituting Excluded Assets and any such items disposed of by Seller as permitted under Section 8.1(a)(v);

(f)	[Reserved];

(g)       All Hydrocarbons produced from or attributable to the Exhibits A-1/A-2 Oil and Gas Properties after the Effective Time, all oil, condensate and scrubber liquids inventories and ethane, propane, iso butane, nor-butane and gasoline inventories from the Exhibits A-1/A-2 Oil and Gas Properties in storage as of the Effective Time, all Imbalances as of the Effective Time, together with all proceeds of any thereof, and all make-up rights attributable to periods of time from and after the Effective Time with respect to take-or-pay payments;

(h)       The data, files, information and electronic records and original records of Seller (including lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; logs; maps; engineering data and reports; technical evaluations and technical outputs; and other books, records, data, files and accounting records) to the extent relating to the Exhibits A-1/A-2 Oil and Gas Properties or other Assets listed in 2.1 (a)-(g), inclusive, excluding:

(1)       all corporate, financial, Tax and legal data and records of Seller that relate to Seller’s business generally;

(2)       any data and records to the extent disclosure or transfer is prohibited or subjected to payment of a fee or other consideration by any license agreement or other agreement with a Person other than Affiliates of Seller, or by applicable Law, and for which no consent to transfer has been received or for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable;

(3)       all legal records and legal files of Seller, including, but not limited to, all work product of, and attorney-client communications with, Seller’s legal counsel (other than Leases that are described on Exhibit A-1, title opinions, Contracts and Seller’s working files for any Claims included in the Assumed Liabilities);

(4)	any data and records relating to the sale of the Assets;

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(5)	any data and records constituting or relating to the Excluded Assets;
(6)	[Reserved];
(7)	interpretations of seismic, geological, geochemical or geophysical data; and

(8)       records and information that Seller considers proprietary or confidential (including employee information, internal valuation data, business plans, reserve reports, business studies, and transaction proposals and related correspondence);

(Clauses (1) through (8) shall hereinafter be referred to as the “Excluded Records” and, subject to such exclusions, the data and records described in this Section 2.1(h) shall be referred to as the “Records”); and

(i)	The Marketing Agreements described on Exhibit A-4.
and

an undivided twenty five percent (25%) of Seller’s right, title and interest in 2.1(j) through 2.1(q), inclusive, as follows:

(j)        All Leases that are described on Exhibit G-1, in each case as limited (where specified) to the acreage and/or depths specified on Exhibit G-1, but excluding Surface Rights and any such items constituting Excluded Assets, and including all instruments constituting Seller’s chain of title to the foregoing; and any and all Wells (whether producing, inactive, temporarily or permanently abandoned, shut-in or otherwise) on the Leases that are described on Exhibit G-1 or on the pooled, communitized or unitized acreage that includes all or any part of the Leases that are described on Exhibit G-1, including the interests in the Wells described on Exhibit G-2;

(k)       All Units that include all or part of any Leases that are described on Exhibit G-1 or the Wells described on Exhibit G-2, and all tenements, hereditaments and appurtenances belonging thereto (the Leases that are described on Exhibit G-1, the Wells described on Exhibit G-2, and the Units that include all or part of any Leases that are described on Exhibit G-1 or the Wells described on Exhibit G-2, the “Exhibits G-1/G-2 Oil and Gas Properties”);

(l)        All Contracts existing as of the Closing Date by which the Exhibits G-1/G-2 Oil and Gas Properties are bound or subject or that relate to or are otherwise applicable with respect to the Exhibits G-1/G-2 Oil and Gas Properties, including operating agreements, unitization, pooling, and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farm in and farmout agreements, exploration agreements, participation agreements, marketing agreements, exchange agreements, transportation agreements, gathering agreements, agreements for the sale and purchase of Hydrocarbons and processing agreements, but excluding the Leases that are described on Exhibit G-1, the Contracts for Surface Rights by which the Exhibits G-1/G-2 Oil and Gas Properties are bound or subject or that relate to or are otherwise applicable with respect to the Exhibits G-1/G-2 Oil and Gas Properties and any contracts, agreements and instruments constituting Excluded Assets;

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(m)      All Surface Rights appurtenant to, and used or held for use solely in connection with, the Exhibits G-1/G-2 Oil and Gas Properties, but excluding any permits and other appurtenances constituting Excluded Assets;

(n)       All Equipment located on the Exhibits G-1/G-2 Oil and Gas Properties, but excluding any such items constituting Excluded Assets and any such items disposed of by Seller as permitted under Section 8.1(a)(v);

(o)	[Reserved];

(p)       All Hydrocarbons produced from or attributable to the Exhibits G-1/G-2 Oil and Gas Properties after the Effective Time, all oil, condensate and scrubber liquids inventories and ethane, propane, iso butane, nor-butane and gasoline inventories from the Exhibits G-1/G-2 Oil and Gas Properties in storage as of the Effective Time, all Imbalances as of the Effective Time, together with all proceeds of any thereof, and all make-up rights attributable to periods of time from and after the Effective Time with respect to take-or-pay payments;

(q)       Photocopies of the Records of Seller (including lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; logs; maps; engineering data and reports; technical evaluations and technical outputs; and other books, records, data, files and accounting records) to the extent relating to the Exhibits G-1/G-2 Oil and Gas Properties or other Assets listed in 2.1 (j)-(p), inclusive, excluding:

(1)       all corporate, financial, Tax and legal data and records of Seller that relate to Seller’s business generally;

(2)       any data and records to the extent disclosure or transfer is prohibited or subjected to payment of a fee or other consideration by any license agreement or other agreement with a Person other than Affiliates of Seller, or by applicable Law, and for which no consent to transfer has been received or for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable;

(3)       all legal records and legal files of Seller, including, but not limited to, all work product of, and attorney-client communications with, Seller’s legal counsel (other than Leases that are described on Exhibit G-1, title opinions, Contracts and Seller’s working files for any Claims included in the Assumed Liabilities);

(4)	any data and records relating to the sale of the Assets;
(5)	any data and records constituting or relating to the Excluded Assets;

(6)       originals of Records with respect to Wells and Units for which Seller is operator but for which Buyer does not become operator (provided that copies of such files will be included in the Records);

(7)	interpretations of seismic, geological, geochemical or geophysical data; and

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(8)       records and information that Seller considers proprietary or confidential (including employee information, internal valuation data, business plans, reserve reports, business studies, and transaction proposals and related correspondence).

2.2       Purchase Price. The total purchase price, subject to adjustment in accordance with the terms of this Agreement, to be paid to Seller by Buyer for the Assets is Sixty Five Million Dollars ($65,000,000) (the “Base Purchase Price”). The Base Purchase Price shall be adjusted as set forth in Section 2.4 (as so adjusted, the “Adjusted Purchase Price”). The estimate delivered in accordance with Section 2.4 shall constitute the Dollar amount to be paid by Buyer to Seller at Closing by wire transfer of immediately available funds to an account designated by Seller (the “Closing Amount”).

2.3	Deposit.

(a)       Concurrently with the execution of this Agreement, Buyer has deposited by wire transfer in same Day funds into escrow with Seller an amount equal to 10% of the Base Purchase Price (the “Deposit”). If Closing occurs, at Seller’s option (i) the Deposit shall be applied toward the Base Purchase Price at Closing, without any interest earned thereon, or (ii) Seller shall return the Deposit, without any interest earned thereon, to Buyer and Buyer shall pay the entire Closing Amount to Seller.

(b)       If (i) all conditions precedent to the obligations of Buyer to consummate the transactions contemplated by this Agreement set forth in Sections 9.2 and 9.3 have been met and (ii) this Agreement is terminated prior to Closing for reasons described in Section 11.1(f), then, in such event, Seller shall be entitled to recover from Buyer an amount equal to the actual damages Seller suffers as a result of such termination and shall have the right, upon such termination, to retain the Deposit; and if the amount of such actual damages determined by a court of competent jurisdiction or by the mutual agreement of the Parties (A) is equal to or in excess of the Deposit, the Deposit shall be applied toward the amount of such actual damages so determined or (B) is less than the Deposit, Seller shall promptly return to Buyer an amount equal to the amount by which the Deposit exceeds such actual damages.

If this Agreement is terminated prior to Closing for any reason described in Section 11.1 (other than Section 11.1(f)), then within five Business Days following such termination, Buyer shall be entitled to the return and delivery of the Deposit, without any interest or earnings thereon. Except as provided in this Section 2.3 and in Article 11, neither Party shall have any liability to the other Party in the event of termination of this Agreement.

2.4       Purchase Price Adjustments. The Base Purchase Price shall be adjusted as follows:

(a)	Upward by the sum of the following:
(i)

an amount equal to the value of all Hydrocarbons attributable to the Assets in storage or existing in tanks, pipelines, plants and/or platforms (including inventory) as of the Effective Time, with the value to be based on $7.269 per MCF and $87.56 per Barrel, less amounts payable as royalties, overriding royalties and other burdens upon, measured by or payable out of such production;

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(ii)

an amount equal to all Operating Expenses, capital expenditures and other costs and expenses paid by Seller that are attributable to the Assets from and after the Effective Time, whether paid before or after the Effective Time, including (A) insurance premiums paid by or on behalf of Seller for periods from and after the Effective Time, (B) royalties or other burdens upon, measured by or payable out of proceeds of production, (C) rentals and other lease maintenance payments and (D) ad valorem, property, severance and production taxes and any other Taxes (exclusive of income, franchise and margin taxes) based upon or measured by the ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom;

(iii)

if Seller is the operator under an operating agreement covering any of the Assets, an amount equal to the costs and expenses paid by Seller on behalf of the other joint interest owners that are attributable to the periods from and after the Effective Time;

(iv)

without duplication of any other amounts set forth in this Section 2.4(a), the amount of all Taxes, if any, prorated to Buyer in accordance with Section 2.4(a)(ii)(D) of this Agreement but paid by Seller;

(v)	the sum of the Title Benefit Amounts pursuant to Section 3.10;
(vi)	an amount equal to the value of Imbalances owing to Seller as of the Effective Time, with the value to be based on $7.269 per MCF and $87.56 per Barrel; and
(vii)

without duplication of any amounts set forth in Section 2.4(a)(ii), for each of the Oil and Gas Properties operated by Seller or one of its Affiliates and as to which there are one or more Non-Parties that is a joint interest owner in such property, a monthly amount for the period commencing January 1, 2008 through the Closing Date equal to the overhead rate charged to such other joint interest owners (and prorated for the month in which the Closing Date occurs based on the number of Days in such month through the Closing Date).

(b)	Downward by the sum of the following:
(i)

an amount equal to all proceeds received by Seller for the sale of the Hydrocarbons produced from the Assets from and after the Effective Time and (as to those Assets where Seller is the operator under an operating agreement) reimbursements from other joint interest owners that are attributable to periods from and after the Effective Time, less amounts payable as royalties, overriding royalties and other burdens measured by or payable out of such production, and less severance taxes applicable to such production;

(ii)	the sum of Title Defect Amounts and Environmental Defect Amounts pursuant to Section 3.9, Section 3.15, Section 3.19 and Section 3.21 (subject to Sections 3.14 and 3.22);

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(iii)	an amount equal to the value of Imbalances owed by Seller as of the Effective Time, with the value to be based on $7.269 per MCF and $87.56 per Barrel;
(iv)	an amount equal to the Suspended Funds; and
(v)

the sum of the Allocated Values of the Preferential Right Properties and the Consent Agreements, the Allocated Values of those Title Defect Properties subject to a Post-Closing Defect pursuant to Section 3.15(b), the Allocated Values of those affected Assets that Buyer, pursuant to Section 3.16, elects to remove from the Assets to be transferred under this Agreement, and the Allocated Values of the affected Assets that Seller, pursuant to Section 3.2(a)(ii) or Section 3.2(a)(iii), elects to remove from the Assets to be transferred under this Agreement.

(c)       To the extent applicable, the Adjustments pursuant to this Section 2.4 shall be determined in accordance with U.S. generally accepted accounting principles.

2.5       Preliminary Settlement Statement. No later than five Days prior to the Closing Date, Seller shall submit a preliminary settlement statement (the “Preliminary Settlement Statement”) setting forth an estimate of the Adjustments and the Adjusted Purchase Price through and including the Closing Date. Buyer shall have two Days to review the Preliminary Settlement Statement. On the Day following expiration of such two-Day review period, Buyer shall submit a written report containing any changes Buyer proposes to be made to the Preliminary Settlement Statement. The Parties shall attempt to agree on a final Preliminary Settlement Statement no later than one Day prior to Closing. If the Parties are unable to agree by that date, the number to be used at Closing to determine the adjustment to the Purchase Price pursuant to this Section 2.5 shall be an amount equal to the amount that is midway between the final Preliminary Settlement Statement asserted by Seller and the final Preliminary Settlement Statement asserted by Buyer.

2.6       Final Settlement Statement. No later than 180 Days after the Closing Date, Seller will deliver to Buyer a final settlement statement (the “Final Settlement Statement”) setting forth the actual amounts of Adjustments and the resulting Adjusted Purchase Price, together with reasonable supporting documentation. As soon as reasonably practicable, but in no event later than 30 Days after Buyer receives the Final Settlement Statement, Buyer may deliver to Seller a written report containing any changes that Buyer proposes to be made to such statement. If Buyer fails to timely deliver the written report to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the statement as delivered by Seller will be deemed to be correct and will be final and binding on the Parties and not subject to further audit or arbitration. As soon as reasonably practicable, but in no event later than 15 Days after Seller receives Buyer’s written report, the Parties shall meet and undertake to agree on the final adjustments to the Final Settlement Statement. If the Parties fail to agree on the final adjustments within the 15-Day period, either Party may submit the disputed items to the Accounting Referee for resolution. The Parties shall direct the Accounting Referee to resolve the disputes as soon as reasonably practicable after having the relevant materials submitted for review, but in no event later than 30 Days after the date the Parties initially submitted the disputed items to the Accounting Referee. The decision of the Accounting Referee will be binding on and non-

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appealable by the Parties. The fees and expenses associated with the Accounting Referee will be borne equally by the Parties. Any amounts owed by one Party to the other as a result of the Final Settlement Statement, together with interest on such amount from (and including) the Closing Date to (and excluding) the date of payment at the Prime Rate, will be paid within five Business Days after the date when the amounts are agreed upon by the Parties or the Parties receive a decision of the Accounting Referee, and the Adjustments included in the Final Settlement Statement will be final and binding between the Parties and not subject to further audit or arbitration.

2.7	Allocated Values.

(a)       Without limiting or modifying Section 2.7(b), Schedule 2.7(a) sets forth the agreed allocation of the Base Purchase Price among the Oil and Gas Properties (the “Allocated Values”).

(b)       For the purpose of making the requisite filings under Section 1060 of the Code and the Treasury regulations thereunder, Seller and Buyer agree that the Base Purchase Price and any liabilities assumed by Buyer under this Agreement shall be allocated among the Assets, consistent with the Allocated Values set forth on Schedule 2.7(a), as set forth on Schedule 2.7(b) hereto (the “Purchase Price Allocation”). Seller and Buyer each agree to report, and to cause their respective Affiliates to report, the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060) consistent with the Purchase Price Allocation as revised to take into account subsequent adjustments to the Base Purchase Price, including any adjustments pursuant to Section 2.4, in the manner provided by Section 1060 of the Code and the Treasury Regulations thereunder.

2.8       Suspended Funds. If Seller is holding any Suspended Funds as of the Closing Date, then (a) in lieu of Seller transferring these funds to Buyer at Closing, Seller shall retain the Suspended Funds held in its accounts and the Base Purchase Price shall be adjusted downward in accordance with Section 2.4(b)(iv), and (b) from and after Closing, Buyer shall be responsible for the proper payment and distribution of the Suspended Funds to the Non-Parties entitled to receive the Suspended Funds and shall RELEASE, DEFEND, INDEMNIFY and HOLD HARMLESS Seller from and against any and all Claims asserted by Non-Parties arising from or related to administering the distribution of such Suspended Funds.

2.9       Assumed Liabilities. Upon Closing, Buyer assumes and hereby agrees to fulfill, perform, be bound by, pay and discharge (or cause to be fulfilled, performed, paid or discharged) its proportionate share of all obligations and liabilities of Seller related to the Assets and all Claims against Seller related to the Assets, including all Legal Proceedings, excluding the Retained Liabilities and any Claims for which Seller is required to indemnify Buyer pursuant to Article 4 (the “Assumed Liabilities”).

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ARTICLE 3

LOSS AND CASUALTY / INSPECTION OF ASSETS /

TITLE DEFECTS / ENVIRONMENTAL DEFECTS

3.1       Notice of Casualty Loss. Until Closing, Seller shall promptly notify Buyer of each instance of Casualty Loss to the Assets or any part thereof estimated to exceed $100,000 and occurring from and after the date of this Agreement up until the Closing, to the extent that Seller has Knowledge thereof.

3.2       Casualty Loss; Condemnation. If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets suffers a Casualty Loss or is taken in condemnation or under right of eminent domain, Buyer shall nevertheless be required to Close.

(a)       In the event of a Casualty Loss, Seller, at Seller’s sole election, shall either: (i) repair or restore the affected Assets to at least the condition of such Asset immediately prior to such casualty as promptly as reasonably practicable (which work may extend past the Closing Date pursuant to a written agreement between Seller and Buyer); or (ii) remove the affected Assets from the Assets transferred to Buyer under this Agreement, which shall result in a reduction of the Purchase Price pursuant to Section 2.4 by the Allocated Value of the affected Assets. Seller shall retain all rights to insurance proceeds and any claims against third parties with respect to such casualty.

(b)       In the event that any portion of the Assets is condemned or taken pursuant to the exercise of the right of condemnation or eminent domain, Seller, at Seller’s sole election, shall either: (i) pay Buyer the amount of the proceeds received by Seller with respect to the affected Assets; or (ii) remove the affected Assets from the Assets transferred to Buyer under this Agreement, which shall result in a reduction of the Purchase Price pursuant to Section 2.4 by the Allocated Value of the affected Assets.

3.3       Insurance. Buyer understands and agrees that from and after the Closing, (a) no insurance coverage under (i) any insurance policy issued to Seller or any Affiliate of Seller, or (ii) any insurance policy (including reinsurance) issued by any insurance company Affiliate of Seller (collectively, “Seller’s Insurance Policies”) shall be made available to or cover Buyer, and (b) no Claims regarding any matter whatsoever, whether or not arising from events occurring prior to Closing, shall be made by Seller (for the direct or indirect benefit of Buyer) or Buyer directly against or under Seller’s Insurance Policies, regardless of their date of issuance, all such Claims against or under Seller’s Insurance Policies being deemed automatically waived and released by Buyer upon the occurrence of the Closing.

3.4	Access.

(a)       From and after the date hereof until the Defect Claim Date (or earlier termination of this Agreement but subject to the provisions of Section 3.4(b)) and upon obtaining any required consents of Non-Parties, including Non-Party operators of the Assets (with respect to which consents Seller shall use its commercially reasonable efforts to obtain), Seller shall afford to Buyer and its officers, employees, agents, accountants, attorneys, investment bankers and other authorized representatives (“Buyer’s Representatives”) reasonable access, during normal

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business hours, to the Assets, including the Records following written requests from Buyer. All investigations and due diligence conducted by Buyer or any Buyer Representative shall be conducted at Buyer’s sole risk, cost and expense and shall be conducted in compliance with the terms of any applicable Leases and Contracts.

(b)       Buyer shall abide by Seller’s and any Non-Party operator’s safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets including any environmental or other inspection or assessment of the Assets. Buyer does hereby RELEASE, DEFEND, INDEMNIFY and HOLD HARMLESS each of the operators of the Assets and the Seller Group from and against any and all Claims arising out of, resulting from or relating to any field visit, environmental assessment or other due diligence activity conducted by Buyer or any Buyer Representative with respect to the Assets. Such Indemnity Obligations of Buyer shall apply even if such Claims arise out of or result from the sole, joint or concurrent negligence, strict liability or other fault of any such operator or a member of the Seller Group; provided, however, the aforesaid Indemnity Obligations shall not apply to any Claim actually resulting from the willful misconduct or gross negligence of any party other than Buyer or any Buyer Representative.

3.5       General Disclaimer of Title and Environmental Warranties and Representations. Without limiting Buyer’s remedies for either Title Defects as set forth in Section 3.9 or Environmental Defects as set forth in Section 3.19 or any remedies of Buyer pursuant to Section 4.2 for the breach of the representations and warranties set forth in Section 6.11 and Section 6.14, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets or the environmental condition or compliance with Environmental Laws of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any Title Defect or Environmental Defect with respect to any of the Assets shall be the remedies set forth in Sections 3.9 and 3.19, and Buyer hereby expressly waives and disclaims all other rights and remedies that Buyer may have with respect to any such Title Defect or Environmental Defect.

3.6       Title Defect Notices. On or before 5:00 p.m. Houston, Texas time on the 7th Business Day prior to Closing Date (the “Defect Claim Date”), Buyer must deliver claim notices to Seller meeting the requirements of this Section 3.6 (collectively, the “Title Defect Notices” and individually, a “Title Defect Notice”) setting forth any matters that, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 3.6. For all purposes of this Agreement and notwithstanding anything herein to the contrary, except for Buyer’s remedy pursuant to Section 4.2 for a breach of the representation and warranty in Section 6.14, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect that Buyer fails to assert as a Title Defect by a Title Defect Notice received by Seller on or before the Defect Claim Date. To be effective, each Title Defect Notice shall be in writing, and shall include (a) a description of the alleged Title Defect(s), (b) the Wells and well locations affected by the Title Defect (each a “Title Defect Property”), (c) the Allocated Value of each Title Defect Property, (d) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect(s), and (e) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable

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efforts to give Seller, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Claim Date. Buyer shall also promptly furnish Seller with written notice of any Title Benefit that is discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Assets prior to the Defect Claim Date.

3.7       Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Defect Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (a) a description of the Title Benefit, (b) the Wells and well locations affected by the Title Benefit, (c) supporting documents reasonably necessary for Buyer to verify the existence of the alleged Title Benefit, and (d) the amount by which Seller reasonably believes the Allocated Value of those Wells and well locations is increased by the Title Benefit, and the computations upon which Seller’s belief is based. Seller shall be deemed to have waived all Title Benefits of which it has not given notice on or before the Defect Claim Date.

3.8       Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to Closing (the “Cure Period”), any Title Defects of which it has been advised by Buyer.

3.9       Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto and subject to the post-closing cure rights of Seller and related rights of Buyer pursuant to Section 3.15(b), in the event that any Title Defect timely asserted by Buyer in accordance with Section 3.6 is not waived by Buyer or cured on or before Closing, Seller shall, at its sole option, elect to:

(a)       subject to the Individual Title Defect Threshold and the Aggregate Defect Deductible, reduce the Purchase Price by an amount (“Title Defect Amount”) determined pursuant to Section 3.12 as being the value of such Title Defect;

(b)       retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property; or

(c)	if applicable, terminate this Agreement pursuant to Section 11.1(d).

3.10     Remedies for Title Benefits. With respect to each Well and well location affected by Title Benefits reported under Section 3.7, the Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Well or well location caused by such Title Benefits, as determined pursuant to Section 3.13.

3.11     Exclusive Remedy for Title Defects. Section 3.9 sets forth the exclusive rights and remedies of Buyer with respect to any defect, failure, irregularity or encumbrance affecting the title to any Asset including Seller’s failure to have Defensible Title with respect to such Asset, except for Buyer’s remedy pursuant to Section 4.2 for a breach of the representation and warranty in Section 6.14.

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3.12     Title Defect Amount. The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(a)       if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(b)       if the Title Defect is an encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove such Title Defect from the Title Defect Property;

(c)       if the Title Defect represents a discrepancy between (i) the actual Net Revenue Interest for any Title Defect Property and (ii) the Net Revenue Interest stated herein, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the actual Net Revenue Interest and the denominator of which is the Net Revenue Interest stated herein;

(d)       if the Title Defect represents an obligation or encumbrance upon or other defect in title to the Title Defect Property of a type not described above, including Surface Rights, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller, such other reasonable factors as are necessary to make a proper evaluation and the reasonable cost and expense of curing such Title Defect;

(e)       the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(f)        notwithstanding anything to the contrary in this Section 3.12, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

3.13     Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(a)       if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount; and

(b)       if the Title Benefit represents a discrepancy between (i) the actual Net Revenue Interest for any Well or well location and (ii) the Net Revenue Interest for such Well or well location shown herein, then the Title Benefit Amount shall be the product of the Allocated Value of the affected Well or well location multiplied by a fraction, the numerator of which is the actual Net Revenue Interest and the denominator of which is the Net Revenue Interest for such Well or well location shown herein.

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3.14     Thresholds. Notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Base Purchase Price or other remedies provided by Seller or available to Buyer for any individual Title Defect for which the Title Defect Amount does not exceed $150,000 (“Individual Title Defect Threshold”); and (b) in no event shall there be any adjustments to the Base Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Defect Threshold or any Environmental Defect that exceeds the Individual Environmental Defect Threshold unless the sum of (i) the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold, excluding any Title Defects cured by Seller, and (ii) the Environmental Defect Amounts of all such Environmental Defects that exceed the Individual Environmental Defect Threshold, excluding Environmental Defects cured by Seller, exceeds the Aggregate Defect Deductible, after which point Buyer shall be entitled to adjustments to the Base Purchase Price only with respect to such Title Defects and Environmental Defects that exceed the Aggregate Defect Deductible.

3.15	Title Dispute Resolution.

(a)       Seller and Buyer shall attempt to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts prior to Closing. If Seller and Buyer are unable to agree by Closing, the Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 3.15. There shall be a single arbitrator, who shall be a title attorney with at least ten years experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of Buyer and Seller within 15 Days after the end of the Cure Period, and absent such agreement, by the CPR (the “Title Arbitrator”). The arbitration proceeding shall be held in Houston, Texas, to the extent such rules do not conflict with the terms of this Section 3.15. The Title Arbitrator’s determination shall be made as soon as possible, but in no event later than 15 Days after submission of the matters in dispute and shall be binding on and non-appealable by the Parties. In making his/her determination, the Title Arbitrator shall be bound by the provisions of this Agreement and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award the Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice and may not award Seller a greater Title Benefit Amount than the Title Benefit Amount claimed by Seller in its applicable Title Benefit Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect, Title Benefit, Title Defect Amounts and/or Title Benefit Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. The fees and expenses associated with the Title Arbitrator shall be borne equally by the Parties. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Base Purchase Price pursuant to Section 2.4, then within ten Days after the Title Arbitrator delivers written notice to Buyer and Seller of the award with respect to a Title Defect Amount or a Title Benefit Amount, (i) Buyer shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer.

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(b)       Notwithstanding anything herein to the contrary, if Seller is not able to cure a Title Defect on or prior to Closing, Seller shall have the option, by notice in writing to Buyer on or before Closing, to attempt to cure such Title Defect after the Closing (with any such Title Defect being called a “Post-Closing Defect”). Buyer will act in good faith and reasonably cooperate with Seller after the Closing to cure a Post-Closing Defect. Following the Closing, Seller shall use commercially reasonable efforts to completely cure such Title Defect within one hundred eighty (180) Days following the Closing. If Seller completely cures such Title Defect within one hundred eighty (180) Days following the Closing, Seller shall notify Buyer and submit for Buyer’s review all applicable curative documents related to the Title Defect. If the Title Defect has been completely cured to the reasonable satisfaction of Buyer, then Seller shall sell to Buyer and Buyer shall purchase from Seller, on or before ten (10) Business Days following receipt by Seller of Buyer’s confirmation that the Title Defect has been completely cured to the reasonable satisfaction of Buyer, the Asset that was the subject of the Title Defect, under the terms of this Agreement for a price equal to the Allocated Value of such Asset.

3.16     Environmental Assessment. Upon notice to Seller, Buyer shall have the right to conduct an environmental assessment of all or any portion of the Assets (the “Environmental Assessment”) to be conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Seller; provided, to the extent the conduct of any part of such Environmental Assessment requires the consent of any Non-Party, then the conduct of such part shall be subject to obtaining such consent. The Environmental Assessment shall be limited to Phase 1 Activities. In the event that Buyer conducts a Phase I Environmental Assessment and, based upon the results of the Phase I Environmental Assessment, Buyer is of the opinion that a Phase II Environmental Assessment is required to demonstrate that an Environmental Condition exists and reasonably believes that the Environmental Defect Amount exceeds the Individual Environmental Defect Threshold, then, in such event, Buyer shall (a) provide Seller with a written description of the Environmental Condition and detailed explanation of the facts and rationale underlying Buyer’s conclusion that Phase II sampling is required, (b) provide Seller with a reasonably detailed written description of the sampling to be performed, including a description of the measures to be employed to protect any property affected by the work and human health and safety, (c) accommodate Seller’s reasonable comments, if any, regarding the Phase II work to be performed, and (d) obtain the written consent of Seller prior to commencing any Phase II Environmental Assessment on the Assets. If Buyer provides reasonable evidence that an Environmental Defect exists and in support of Buyer’s reasonable belief that Phase II sampling is necessary to demonstrate that the Environmental Defect exceeds the Individual Environmental Defect Threshold, and Seller refuses to consent to Buyer conducting a Phase II Environmental Assessment on the Asset, then, in such event, Buyer may elect to delete the affected Asset from the transaction. In such event, the Purchase Price shall be reduced by the Allocated Value of the affected Asset and the affected Asset shall no longer be considered to be an Asset under this Agreement, and the Parties shall proceed to Closing with respect to the remaining Assets. The Environmental Assessment shall be conducted at the sole cost, risk and expense of Buyer, and shall be subject to the Indemnity Obligations. Seller shall have the right to be present during the Environmental Assessment of any Asset. Buyer shall maintain, and shall cause its officers, employees, representatives, consultants and advisors to maintain, all information obtained by Buyer pursuant to any Environmental Assessment or other due diligence activity as strictly confidential prior to Closing or in perpetuity if Closing does not occur, unless disclosure of any facts discovered through such Environmental Assessment is required under any

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Law. Buyer shall provide Seller with a copy of the final draft of all environmental reports prepared by, or on behalf of, Buyer with respect to any Environmental Assessment conducted with respect to the Assets. If any necessary disclosures under applicable Law are required prior to Closing with respect to matters discovered by any Environmental Assessment conducted by, for or on behalf of Buyer, Buyer agrees that Seller shall be the responsible party for disclosing such matters to the appropriate Governmental Authorities.

3.17     Environmental Defects. If, as a result of its investigation pursuant to Section 3.16, Buyer determines that with respect to the Assets there exists an Environmental Condition (other than with respect to asbestos, asbestos containing materials or NORM, and excluding any matter set forth on Schedule 6.11) (in each case, an “Environmental Defect”), then on or prior to Defect Claim Date, Buyer may give Seller a written notice of such Environmental Defect that sets forth the information required by this Section 3.17 (an “Environmental Defect Notice”). For all purposes of this Agreement, Buyer shall be deemed to have waived any Environmental Defect that Buyer fails to timely and properly assert as an Environmental Defect by an Environmental Defect Notice received by Seller on or before the Defect Claim Date. To be effective, an Environmental Defect Notice must set forth (a) a description of the matter constituting the alleged Environmental Defect, (b) a description of each Asset (or portion thereof) affected by the alleged Environmental Defect, (c) the proportionate share, to the extent known to Buyer, attributable to the Assets of the estimated Lowest Cost Response to eliminate the alleged Environmental Defect (the “Environmental Defect Amount”), and (d) supporting documents reasonably necessary for Seller to verify the existence of the alleged Environmental Defect and the Environmental Defect Amount. Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Claim Date, Environmental Defect Notices with respect to any Environmental Defects that any employee or representative of Buyer discovers or becomes aware of during the preceding calendar week.

3.18     Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remediate at any time prior to Closing any Environmental Defects of which it has been advised by Buyer pursuant to an Environmental Defect Notice delivered before the Defect Claim Date. In the event that Seller elects to remediate the Environmental Defect, Buyer shall have the opportunity to conduct additional Environmental Assessments to allow Buyer to confirm that the Environmental Defect has been remediated to the extent required by the Lowest Cost Response. In the event that Buyer conducts additional Environmental Assessments, Buyer shall furnish copies of such Environmental Assessments to Seller. In the event that Buyer’s Environmental Assessments indicate that Seller’s remediation activities have failed to remediate the Environmental Defect to the extent required by the Lowest Cost Response, then, in such event, the remedies for Environmental Defects set forth in Section 3.19 below shall apply.

3.19     Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Environmental Defect Amount asserted with respect thereto and subject to the rights of the Parties pursuant to Section 3.21, if any Environmental Defect asserted by Buyer pursuant to an Environmental Defect Notice delivered before the Defect Claim Date is not waived by Buyer or cured on or before the Closing Date, Seller shall, at its sole option, elect to:

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(a)       subject to the Individual Environmental Defect Threshold and Aggregate Defect Deductible, reduce the Base Purchase Price by the amount of the Environmental Defect Amount relating to such Environmental Defect as agreed upon by Seller and Buyer or determined pursuant to Section 3.21;

(b)       provided that the Parties shall have agreed in writing to a general plan of remediation with respect to such Environmental Defect and the time period by which such remediation shall take place, cure such Environmental Defect after Closing;

(c)       retain the affected Asset, in which event the affected Asset shall be deleted from the Agreement and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such affected Asset;

(d)       if such Environmental Defect can be cured by paying a fine or penalty, Seller may cure such Environmental Defect by electing to pay such fine or penalty; or

(e)	if applicable, terminate this Agreement pursuant to Section 11.1(d).

3.20     Exclusive Remedies. Section 3.19 and Section 4.2 set forth the exclusive rights and remedies of Buyer with respect to Environmental Defects and Seller’s breach of Seller’s representations and warranties under Section 6.11.

3.21     Environmental Dispute Resolution. Seller and Buyer shall attempt to agree on all Environmental Defects and Environmental Defect Amounts prior to Closing. If Seller and Buyer are unable to agree by Closing, the Environmental Defects and Environmental Defect Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 3.21. There shall be a single arbitrator, who shall be an environmental consultant with at least ten years experience, as selected by mutual agreement of Buyer and Seller within 15 Days after the end of the Cure Period, and absent such agreement, by the CPR (the “Environmental Arbitrator”). The arbitration proceeding shall be held in Houston, Texas, to the extent such rules do not conflict with the terms of this Section 3.21. The Environmental Arbitrator’s determination shall be made as soon as possible, but in no event later than 15 Days after submission of the matters in dispute and shall be binding on and non appealable by the Parties. In making his/her determination, the Environmental Arbitrator shall be bound by the provisions of this Agreement and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary to make a proper determination. The Environmental Arbitrator, however, may not award the Buyer a greater Environmental Defect Amount than the Environmental Defect Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and Environmental Defect Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. The fees and expenses associated with the Environmental Arbitrator shall be borne equally by the Parties. To the extent that the award of the Environmental Arbitrator with respect to any Environmental Defect Amount is not taken into account as an adjustment to the Base Purchase Price pursuant to Section 2.4, then within ten Days after the Environmental Arbitrator delivers written notice to Buyer and Seller of the award with respect to an Environmental Defect Amount, (a) Buyer shall

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pay to Seller the amount, if any, so awarded by the Environmental Arbitrator to Seller and (b) Seller shall pay to Buyer the amount, if any, so awarded by the Environmental Arbitrator to Buyer, and the Party obligated to make a payment pursuant to clause (a) or (b) preceding shall include as a part of such payment interest on the amount due at the Prime Rate from (and including) the Closing Date to (and excluding) the date of payment.

3.22     Environmental Thresholds. Notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Base Purchase Price or other remedies provided by Seller or available to Buyer for any individual Environmental Defect for which the Environmental Defect Amount does not exceed $150,000 (“Individual Environmental Defect Threshold”); and (b) in no event shall there be any adjustments to the Base Purchase Price or other remedies provided by Seller for any Environmental Defect that exceeds the Individual Environmental Defect Threshold unless the sum of (i) the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold, excluding any Title Defects cured by Seller, and (ii) the Environmental Defect Amounts of all such Environmental Defects that exceed the Individual Environmental Defect Threshold, excluding Environmental Defects cured by Seller, exceeds the Aggregate Defect Deductible, after which point Buyer shall be entitled to adjustments to the Base Purchase Price only with respect to such Title Defects and Environmental Defects that exceed the Aggregate Defect Deductible.

ARTICLE 4

ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES

4.1       Opportunity for Review. Each Party represents that it has had an adequate opportunity to review the release and indemnity provisions in this Agreement, including the opportunity to submit the same to legal counsel for review and comment. Based upon the foregoing representation, the Parties agree to the provisions set forth below.

4.2       Seller’s Indemnity Obligation. If Closing shall occur, subject to the limitations set forth in Section 4.4, Seller shall RELEASE, DEFEND, INDEMNIFY and HOLD HARMLESS Buyer Group from and against any and all Claims arising out of, resulting from, or relating to:

(a)       any breach by Seller of Seller’s representations, warranties or covenants set forth in this Agreement; and

(b)	the Retained Liabilities.

SELLER AND BUYER AGREE AND STIPULATE THAT (i) THESE INDEMNIFICATION PROVISIONS COMPLY WITH AND SATISFY THE EXPRESS NEGLIGENCE TEST AND (ii) SELLER AND BUYER CLEARLY INTEND TO TRANSFER THE RISK OF LOSS FOR THE INDEMNIFIED PARTIES’ NEGLIGENCE IN COMPLIANCE WITH THE REQUIREMENTS SET FORTH IN ETHYL CORP. V. DANIEL CONSTRUCTION CO., 725 S.W.2d 705 (TEX. 1987), ENSERCH CORPORATION V. PARKER, 794 S.W.2d (Tex. 1990), AND ALL SUBSEQUENT TEXAS CASES.

SELLER AND BUYER AGREE AND STIPULATE THAT THESE INDEMNIFICATION PROVISIONS ARE CONSPICUOUS IN COMPLIANCE WITH THE REQUIREMENTS SET

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FORTH IN DRESSER INDUSTRIES, INC. V. PAIGE PETROLEUM, INC., 853 S.W. 2d 505 (TEX. 1993) AND ALL SUBSEQUENT TEXAS CASES.

In no event shall Seller have any obligation to provide indemnification for any matters to the extent accounted for in the Preliminary Settlement Statement or the Final Settlement Statement.

4.3       Buyer’s Indemnity Obligation. If Closing shall occur, Buyer shall RELEASE, DEFEND, INDEMNIFY and HOLD HARMLESS Seller Group from and against any and all Claims arising out of, resulting from, or relating to:

(a)       any breach by Buyer of Buyer’s representations, warranties or covenants set forth in this Agreement;

(b)       the ownership or operation of the Assets relating to periods after the Effective Time;

(c)	the Assumed Liabilities; and

(d)       the Environmental Liabilities, excluding Claims for which Seller is obligated to indemnify Buyer pursuant to Section 4.2 (but only to the extent of such indemnity) for breach of Seller’s representations and warranties under Section 6.11.

SELLER AND BUYER AGREE AND STIPULATE THAT (i) THESE INDEMNIFICATION PROVISIONS COMPLY WITH AND SATISFY THE EXPRESS NEGLIGENCE TEST AND (ii) SELLER AND BUYER CLEARLY INTEND TO TRANSFER THE RISK OF LOSS FOR THE INDEMNIFIED PARTIES’ NEGLIGENCE IN COMPLIANCE WITH THE REQUIREMENTS SET FORTH IN ETHYL CORP. V. DANIEL CONSTRUCTION CO., 725 S.W.2d 705 (TEX. 1987), ENSERCH CORPORATION V. PARKER, 794 S.W.2d (Tex. 1990), AND ALL SUBSEQUENT TEXAS CASES.

SELLER AND BUYER AGREE AND STIPULATE THAT THESE INDEMNIFICATION PROVISIONS ARE CONSPICUOUS IN COMPLIANCE WITH THE REQUIREMENTS SET FORTH IN DRESSER INDUSTRIES, INC. V. PAIGE PETROLEUM, INC., 853 S.W. 2d 505 (TEX. 1993) AND ALL SUBSEQUENT TEXAS CASES.

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4.4	Claim Periods, Deductible, Threshold, Cap and Materiality Exclusion.

(a)       Notwithstanding anything to the contrary, Seller shall have no obligation or liability under Section 4.2(a) for:

(i)	any Claim asserted against Seller hereunder, if Buyer has not provided Seller with an Indemnity Claim Notice within two years after the Closing Date with respect to such Claim;
(ii)	any Claim asserted against Seller hereunder to the extent the aggregate of all Claims by Buyer does not exceed the Indemnity Deductible Amount;
(iii)

any Claim asserted against Seller hereunder, if such Claim has a value of $100,000 or less (the “Individual Indemnity Threshold”) (and these types of Claims shall not be counted in determining the Indemnity Deductible Amount); and

(iv)	any Claims that in the aggregate exceed 50% of the Adjusted Purchase Price;

provided, however, that the limitations above in Section 4.4(a) shall not apply to any Claim for breach of any of (A) the Specified Representations and Warranties; (B) the covenants set forth in Article 12; or (C) Seller’s representations and warranties set forth in Section 6.14.

(b)       Claims made under Section 4.2(a) for breach of any Specified Representations and Warranties or for breach of any covenant set forth in Article 12 are not subject to any of the limitations in Section 4.4(a) and survive for the applicable statute of limitations and Claims made under Section 4.2(a) for breach of Seller’s representations and warranties set forth in Section 6.14 are not subject to any of the limitations in Section 4.4(a) and shall survive for a period of five (5) years after the Closing Date.

(c)       Notwithstanding anything to the contrary contained in this Article 4, for the purposes of determining if there has been a breach of any representation or warranty hereunder and the amount of the Claims in respect thereof, the representations and warranties shall, for purposes of this Article 4, be read without giving effect to any materiality, Material Adverse Effect or qualification with a similar meaning contained or incorporated directly or indirectly in such representation or warranty.

4.5       Notice of Claims. If a Claim is asserted against a Person for which a Party may have Indemnity Obligations under this Agreement (an “Indemnity Claim”), the indemnified Person shall give the indemnifying Party written notice of the underlying Claim setting forth the particulars associated with the underlying Claim (including a copy of the written underlying Claim, if any) as then known by the indemnified Person (“Indemnity Claim Notice”). For Indemnity Claims with respect to which the threshold limitation in Section 4.4(a) applies, an Indemnity Claim shall be deemed to have been made (subject to the provisions of Section 4.4) upon the indemnified Person’s providing an initial Indemnity Claim Notice to the indemnifying Party stating that the Claim underlying the Indemnity Claim could reasonably be expected to

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exceed the Individual Indemnity Threshold. The indemnified Person shall, to the extent practicable, give an Indemnity Claim Notice within such time as will allow the indemnifying Party a reasonable period in which to evaluate and timely respond to the underlying Claim; provided, (a) failure to do so shall not affect an indemnified Person’s rights hereunder except for, and only to the extent of, any incremental increase in the cost of the Indemnity Claim resulting from the failure to give notice; and (b) the foregoing shall not extend the time period set forth in Section 4.4(a) (if applicable to the Claim), but if an Indemnity Claim Notice is given to an indemnifying Party within the applicable time period (if any) with respect to such Claim set forth in Section 4.4(a), such Indemnity Claim Notice shall be effective, subject to the other limitations in Section 4.4 (if applicable), as to costs and expenses incurred or suffered after the expiration of any such time period, with respect to the matter described in such Indemnity Claim Notice.

4.6       Defense of Non-Party Claims. Upon receipt of an Indemnity Claim Notice involving a Non-Party for which an indemnifying Party believes it may have an obligation of indemnity under this Agreement, the indemnifying Party shall, if it so elects in accordance with this Section 4.6 (without prejudice to its right to contest its obligation of indemnity under this Agreement), assume the defense of the Non-Party Claim with counsel selected by the indemnifying Party, and the indemnified Person shall cooperate in all reasonable respects. If any Non-Party Claim involves a fact pattern wherein each Party may have an obligation to indemnify the other Party, each Party may assume the defense of and hire counsel for that portion of the Non-Party Claim for which it may have an obligation of indemnity. In all instances, the indemnified Person may employ separate counsel and participate in the defense of any Non-Party Claim; provided, if the indemnifying Party has assumed the defense of a Non-Party Claim pursuant to this Section 4.6 and has agreed to indemnify the indemnified Person, the fees and expenses of counsel employed by the indemnified Person shall be borne solely by the indemnified Person. To the extent that the underlying Non-Party Claim meets any applicable per-Claim threshold, if (a) the underlying Non-Party Claim plus all previously asserted underlying Claims have exceeded the Indemnity Deductible Amount, if applicable in the circumstances, and (b) the indemnifying Party elects by written notice to undertake the defense of the Non-Party Claim within 30 Days after receipt of the Indemnity Claim Notice, then (i) the indemnifying Party shall defend the indemnified Person against such Non-Party Claim, (ii) the indemnifying Party shall pay any judgment entered or settlement with respect to such Non-Party Claim, (iii) the indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Non-Party Claim that (A) does not include a provision whereby the plaintiff or claimant in the matter releases the indemnified Person from all liability with respect to such Non-Party Claim, and (B) would restrict such indemnified Person’s ability to conduct its business in the ordinary course, and (iv) the indemnified Person shall not consent to the entry of any judgment or enter into any settlement with respect to such Non-Party Claim without the indemnifying Party’s prior written consent. If the indemnifying Party has not elected to undertake the defense of a Non-Party Claim, or if the indemnifying Party assumes the defense of a Non-Party Claim pursuant to this Section 4.6 but fails to diligently defend against the Non-Party Claim within 30 Days following any written notice from such indemnified Person asserting such failure, then the indemnified Person shall have the right to defend, at the sole cost and expense of the indemnifying Party (to the extent the indemnified Person is entitled to indemnification hereunder), the Non-Party Claim by all appropriate proceedings. In such instances, the indemnified Person shall have full control of such defense and proceedings; provided, the indemnified Person shall not settle such Non-Party Claim without the written

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consent of the indemnifying Party; provided further, if the indemnifying Party fails to notify the indemnified Person in writing as to whether or not it consents to such settlement within 30 Days following its receipt of notice of such settlement from the indemnified Person, then such consent shall be deemed given. The indemnifying Party may participate in, but not control, any defense or settlement controlled by an indemnified Person pursuant to this Section 4.6, and the indemnifying Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the other provisions of this Section 4.6, if the indemnifying Party disputes its potential liability to the indemnified Person under this Section 4.6 and if such dispute is resolved in favor of the indemnifying Party, the indemnifying Party shall not be required to bear the costs and expenses of the indemnified Person’s defense pursuant to this Section 4.6.

4.7       Waiver of Certain Damages. Each of the Parties expressly waives and releases, and shall cause its Affiliates to waive and release, indirect, consequential, punitive and exemplary damages and damages for lost profits of any kind with respect to any dispute arising under, related to, or in connection with this Agreement, breach hereof or the transaction contemplated hereby.

4.8       Survival of Claims. Notwithstanding the termination of any Claim period set forth in Section 4.4(a) or Section 4.4(b), any Claim properly raised within the applicable time period for such Claim shall survive until such Claim and the Indemnity Obligations with respect thereto are resolved.

4.9       Exclusive Remedy. If Closing occurs, the Indemnity Obligations set forth in this Agreement shall be the exclusive remedies for the Parties for the breach of any representation, warranty or covenant set forth in this Agreement or any claim arising out of, resulting from or related to the transaction contemplated hereby, and each Party hereby releases, waives and discharges, and covenants not to sue (and shall cause its Affiliates to release, waive, discharge and covenant not to sue) with respect to, any cause of action not expressly provided for in this Agreement, including claims under state or federal securities laws and claims available at common law, in equity or by statute.

4.10     Extent of Indemnification. Without limiting the scope of the indemnification, disclaimer, release and assumption obligations set forth in this Agreement, to the fullest extent permitted by Law, an indemnified Person shall be entitled to indemnification hereunder in accordance with the terms hereof, regardless of whether the indemnifiable loss giving rise to any such Indemnity Obligation is the result of the sole, active, passive, concurrent or comparative negligence, strict liability or other legal fault or violation of any Law of or by any such indemnified Person. Notwithstanding the foregoing, however, a Party’s Indemnity Obligations shall not include the obligation to indemnify the indemnified Party against Claims based on or arising from the willful misconduct of the indemnified Party.

ARTICLE 5

DISCLAIMERS

5.1       Disclaimer - Representations and Warranties. Buyer acknowledges and agrees that, except as otherwise expressly provided in Article 6, neither Seller nor any Affiliate of

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Seller makes any representation or warranty, express, statutory, implied or otherwise with respect to the Assets. Except as otherwise expressly provided in Article 6, Seller, for itself and its Affiliates, hereby expressly disclaims and negates any and all representations and warranties associated with the Assets, express, statutory, implied or otherwise, including any representation or warranty regarding: (a) title, (b) costs, expenses, revenues, receipts, accounts receivable or accounts payable, (c) contractual, economic or financial information and data associated with the Assets, (d) the continued financial viability or productivity of the Assets or transportability of Hydrocarbons, (e) the environmental or physical condition of the Assets, (f) any federal, state, local or tribal income or other tax consequences associated with the Assets, (g) the absence of patent or latent defects, (h) the state of repair of the Assets, (i) merchantability or conformity to models, (j) any rights of any member of Buyer Group under appropriate laws to claim diminution of consideration or return of the purchase price, (k) freedom from patents, copyright or trademark infringement, (l) fitness for a particular purpose, (m) production rates, recompletion opportunities, decline rates, gas balancing information or the quality, quantity or volume of the reserves of Hydrocarbons, if any, attributable to the Assets, and (n) Environmental Liabilities associated with the Assets.

5.2       Disclaimer - Statements and Information. Seller, for itself and its Affiliates, expressly disclaims and negates any and all representations and warranties, expressed, implied, statutory or otherwise, except as otherwise expressly provided in Article 6, associated with the quality, accuracy, completeness or materiality of the information, data and materials furnished (whether electronically, orally, by video, in writing or any other medium, by compact disk, in any data room, or otherwise) at any time to Buyer Group associated with transaction contemplated by this Agreement including information, data or materials regarding: (a) title, (b) costs, expenses, revenues, receipts, accounts receivable or accounts payable associated with the Assets, (c) contractual, economic or financial information associated with the Assets, (d) the continued financial viability or productivity of the Assets, or transportability of Hydrocarbons, (e) the environmental or physical condition of the Assets, (f) federal, state, local or tribal income or other tax consequences associated with the Assets, (g) the absence of patent or latent defects, (h) the state of repair of the Assets, (i) any warranty regarding merchantability or conformity to models, (j) any rights of any member of Buyer Group under appropriate Laws to claim diminution of consideration or return of the purchase price, (k) any warranty of freedom from patent, copyright or trademark infringement, (l) warranties existing under applicable Law now or hereafter in effect, (m) any warranty regarding fitness for a particular purpose, (n) production rates, recompletion opportunities, decline rates, gas balancing information or the quality, quantity or volume of the reserves of Hydrocarbons, if any, attributable to the Assets, (o) Environmental Liabilities associated with the Assets, and (p) due diligence reviews conducted by Seller in the process of acquiring the Assets from El Paso.

ARTICLE 6

SELLER'S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer the following:

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6.1       Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and has all requisite power and authority to own and/or dispose of the Assets.

6.2       Corporate Authority; Authorization of Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Operative Documents to which it is a party, to consummate the transactions contemplated by this Agreement and the Operative Documents to which it is a party and to perform all of its obligations under this Agreement and the Operative Documents to which it is a party. This Agreement constitutes, and the Operative Documents to which it is a party, when executed and delivered by Seller, shall constitute, the valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

6.3       No Violations. Except for (a) Customary Post-Closing Consents, (b) any consents or approvals listed on Schedule 6.3, and (c) any preferential rights listed on Schedule 6.9, Seller’s execution and delivery of this Agreement and the Operative Documents to which it is a party and the consummation of the transactions contemplated by this Agreement by it shall not:

(i)	conflict with any of the terms, conditions or provisions of the organizational documents of Seller;
(ii)

violate any provision of, or require any filing, consent or approval under, any Laws applicable to Seller, except where such violation or the failure to make or obtain such filing, consent or approval would not have a Material Adverse Effect;

(iii)

conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any Material Contract, except where such conflict, breach or default would not have a Material Adverse Effect; or

(iv)

result in the creation or imposition of any lien or encumbrance upon one or more of the Assets, except for the Permitted Encumbrances and except where such lien or encumbrance would not have a Material Adverse Effect.

6.4       Legal Proceedings. To Seller’s Knowledge, Schedule 6.4 sets forth all Legal Proceedings pending or threatened in writing, (i) against Seller in respect of any of the Assets or (ii) by which any of the Assets are bound.

6.5       Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller.

6.6       Taxes. Except as disclosed on Schedule 6.6: (i) All Tax Returns required to be filed by Seller with respect to the Assets have been timely filed, (ii) all Taxes shown to be due on such Tax Returns have been timely paid, (iii) to Seller’s Knowledge, there are no Liens on any of

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the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, (iv) to Seller’s Knowledge, there are no claims pending or threatened by any Taxing Authority in connection with any such Tax that would adversely affect the Assets after the Closing, and (v) to Seller’s Knowledge, there are no Tax audits currently pending that would adversely affect the Assets after the Closing. Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

6.7	Material Contracts.

(a)       Subsection (a) of Schedule 6.7 sets forth Contracts of the type described below to which Seller is a party and that relate to the Assets (collectively, the “Material Contracts”):

(i)

any Contract that can reasonably be expected to result in aggregate payments by Seller of more than $250,000 (net to the interest of Seller) during the current or any subsequent fiscal year of Seller (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(ii)

any Contract that can reasonably be expected to result in aggregate revenues to Seller of more than $250,000 (net to the interest of Seller) during the current or any subsequent fiscal year of Seller (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(iii)	any Hydrocarbons transportation and processing or similar Contract that is not terminable without penalty on 90 Days or less notice;
(iv)	any Contract (excluding Hedges) for the purchase, sale or exchange of any Hydrocarbons that is not terminable without penalty on 90 Days or less notice; or
(v)	any Contract with an Affiliate of Seller that will not be terminated prior to or in connection with the Closing.

(b)       Except as set forth in subsection (b) of Schedule 6.7 and except for such matters that would not have a Material Adverse Effect, the Material Contracts are in full force and effect in accordance with their respective terms, there exist no defaults thereunder by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contracts and no event has occurred that with notice or lapse of time or both would constitute any default under any such Contract by Seller or, to Seller’s Knowledge, any other Person who is a party to such Material Contract.

(c)       Except as set forth in subsection (c) of Schedule 6.7 and except for such matters that would not have a Material Adverse Effect, Seller is not obligated under any contract or agreement for the sale of gas from the Oil and Gas Properties containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Oil and Gas Properties to gather, deliver, process, or transport any gas without then or thereafter receiving full payment therefor.

6.8     No Violation of Laws. To Seller’s Knowledge, except as set forth on Schedule 6.8, Seller has not violated any applicable Laws with respect to the ownership and

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operation of the Assets, except where such violation would not have a Material Adverse Effect. This Section 6.8 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 6.11. To Seller’s Knowledge, except as set forth on Schedule 6.8, Seller has obtained and is maintaining all licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, and applications from any Governmental Authority that are presently necessary or required for the ownership and operation of the Assets operated by Seller as currently owned and operated, except where such violation would not have a Material Adverse Effect. To Seller’s Knowledge, except as set forth on Schedule 6.8, Seller has operated the Seller-operated Assets in accordance with the conditions and provisions of all Governmental Authorities, and no notices of violation have been received by Seller, and no proceedings are pending or threatened in writing by any such Governmental Authority or which would require any corrective or remediation action by Seller, except where such violation would not have a Material Adverse Effect.

6.9       Preferential Rights. Except as set forth on Schedule 6.9, there are no preferential rights to purchase that are applicable to the transaction contemplated hereby.

6.10     Buyer’s Liability for Brokers’ Fees. Buyer shall not have any responsibility, liability or expense, as a result of undertakings or agreements of Seller, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

6.11     Environmental. To Seller’s Knowledge with respect to Seller’s ownership and operation of the Assets, Seller has not violated, except as set forth on Schedule 6.11: (a) any Environmental Law or (b) any Order to which it is a party or by which it is bound that relates to any Environmental Law, except, in each case, where such violation would not have a Material Adverse Effect. Notwithstanding any provision of this Agreement, this Section 6.11 is the exclusive representation with respect to environmental matters and none of the other representations or warranties in this Agreement are intended to cover, or shall cover, environmental matters.

6.12     Current Commitments. Schedule 6.12 sets forth as of the date of this Agreement all authorities for expenditures in excess of $150,000 (“AFE’s”) (net to the interest of Seller) relating to the Oil and Gas Properties to drill or rework Wells or for other capital expenditures pursuant to any of the Material Contracts or any applicable operating agreement for which all of the activities anticipated in such AFE’s or commitments have not been completed as of the date of this Agreement.

6.13     Employees. Seller acknowledges and agrees that Buyer has no obligations, duties or liabilities of any kind whatsoever with respect to employees of Seller, including without limitation, an obligation to make offers of employment to employees of Seller.

6.14     Special Warranty of Title. Title to the Oil and Gas Properties is free from the claims of any Person lawfully claiming or to claim the same or any part thereof by, through or under Seller, by virtue of any prior conveyance, lien or encumbrance made, done or suffered by Seller, except for Permitted Encumbrances.

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6.15     Gas Imbalances. Schedule 6.15 sets forth the volumes of the Imbalances based solely on information in Seller’s internal accounting system as of January 1, 2008.

6.16     Wells to Be Plugged and Abandoned. As of the Effective Time, to Seller’s Knowledge, except as set forth in Schedule 6.16, there are no oil or gas wells that are not producing and which have not been plugged and abandoned.

6.17     Suspense Accounts. As of December 21, 2007, to Seller’s Knowledge and except as set forth in Schedule 6.17, with respect to the Oil and Gas Properties operated by Seller, Seller is not holding in suspense any obligations to pay any interests of any kind.

6.18     Mortgages, Liens, Security Interests. Except as set forth on Schedule 6.18, the Assets shall be conveyed and assigned to Buyer at Closing free and clear of all mortgages, liens and security interests securing indebtedness for borrowed money.

6.19     Casualty Loss, Condemnation. From the Effective Date through the date of this Agreement, to Seller’s Knowledge, except as set forth in Schedule 6.19, none of the Assets has (i) suffered a Casualty Loss in excess of $100,000 or (ii) been taken in condemnation or under right of eminent domain.

ARTICLE 7

BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller the following:

7.1       Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own the Assets.

7.2       Authority; Authorization of Agreement. Buyer has all requisite power and authority to execute and deliver this Agreement and the Operative Documents to which it is a party, to consummate the transactions contemplated by this Agreement and the Operative Documents to which it is a party and to perform all of its obligations under this Agreement and the Operative Documents to which it is a party. This Agreement constitutes, and the Operative Documents to which it is a party, when executed and delivered by Buyer, shall constitute, the valid and binding obligation of Buyer, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

7.3       No Violations. Buyer’s execution and delivery of this Agreement and the Operative Documents, to which it is a party and the consummation of the transactions contemplated by this Agreement by it shall not:

(a)       conflict with or require the consent of any Person under any of the terms, conditions or provisions of the organizational documents of Buyer;

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(b)       violate any provision of, or require any filing, consent or approval under any Laws applicable to Buyer; or

(c)       conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under: (i) any material agreement or any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Buyer is a party or by which Buyer is bound, except (in each case) where such conflict, breach or default would not materially affect Buyer’s ability to consummate the transactions contemplated hereby or (ii) any order, judgment or decree of any Governmental Authority.

7.4       Claims, Disputes and Litigation. As of the date of this Agreement, there are no Legal Proceedings pending or, to Buyer’s Knowledge, threatened in writing against Buyer, that would prevent the consummation of the transactions contemplated by this Agreement.

7.5       Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer.

7.6       Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, subject to the express representations of Seller set forth in this Agreement, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the express provisions of this Agreement and (b) has satisfied or shall satisfy itself as to the environmental and physical condition of and contractual arrangements affecting the Assets. As of the date of the execution of this Agreement, Buyer has no Knowledge of any fact that results in the breach of any representation, warranty or covenant of Seller made hereunder.

7.7       Financing. Buyer has, and shall have as of the Closing Date and upon each subsequent Closing provided for herein, sufficient funds with which to pay the Adjusted Purchase Price and consummate the transactions contemplated by this Agreement.

7.8       Regulatory. Buyer is now, and hereafter shall continue to be, qualified to own and assume operatorship of all Leases comprising of a part of the Oil and Gas Properties, and the consummation of the transaction contemplated in this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by any applicable Laws, Buyer currently has, and will hereafter continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of such Leases and has filed any and all required reports necessary for such operations with all Governmental Authorities having jurisdiction over such operations. Notwithstanding the foregoing, Buyer shall not be the operator of the Leases located in the Samano field.

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ARTICLE 8

COVENANTS

8.1	Conduct of Business.

(a)       From the date of this Agreement until the Closing Date, with respect to the Exhibits A-1/A-2 Oil and Gas Properties only, Seller shall, unless Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed):

(i)

operate the Assets only in the usual, regular and ordinary manner consistent with past practice, and use its commercially reasonable efforts to preserve its present business operations relating to the Assets;

(ii)	maintain books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years, and comply in all material respects with all contractual and other obligations;
(iii)	comply in all material respects with all applicable Laws and Orders to which the Assets are subject;
(iv)

not incur any capital expenditures for an individual project or matter in excess of $150,000 (net to the interest of Seller) except in case of emergency or as may otherwise be required to prevent injury or damage to Persons, property or the environment or except for capital expenditures that have been approved prior to the date of this Agreement or are covered by the AFE’s listed on Schedule 6.12;

(v)

not sell, transfer, trade or otherwise dispose of or remove any Equipment, provided that Seller may sell, transfer, trade or otherwise dispose of or remove Equipment valued at less than $50,000 individually and in the ordinary course of business;

(vi)	not terminate, materially amend, or extend any Material Contracts or enter into or commit to enter into any new Material Contracts or liens relating to the Assets;
(vii)	maintain insurance coverage on the Assets in amounts and of the types presently in force;
(viii)	use commercially reasonable efforts to (or cause the operator to, if Seller is not the operator) maintain in full force and effect the Leases;
(ix)	not incur or enter into any forward sale of gas; and
(x)	not agree to take any action or actions prohibited by any of the foregoing clauses (i) through (ix).

Notwithstanding the preceding provisions of this Section 8.1(a), Buyer’s consent shall not be required with respect to any action taken by Seller pursuant to any Contract, as required by Law

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or Order, as specifically contemplated by other provisions of this Agreement, or as otherwise would not have a Material Adverse Effect.

(b)       Buyer shall respond to any request for consent pursuant to Section 8.1(a) within three Days following receipt of such request from Seller (or, if applicable, such shorter time period as may be required under the terms of the relevant Contract and indicated in such notice from Seller), and a failure to respond within such time period shall constitute Buyer’s consent to the matter addressed in the applicable notice. Buyer acknowledges that Seller owns undivided interests in certain of the Assets, and Buyer agrees that the acts or omissions of the other working interests owners who are not Affiliates of Seller shall not constitute a breach of the provisions of this Section 8.1, nor shall any action required by a vote of working interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 8.1. Buyer acknowledges that as to those Oil and Gas Properties that are operated by a Person other than Seller or any Affiliate of Seller, the obligations of Seller in this Section 8.1 shall be construed to require that Seller use its commercially reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

8.2       Return of Information. In the event of termination of this Agreement, Buyer shall promptly return to Seller all information received from Seller.

8.3       Bonds and Other Credit Support. Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such authorities to own and, where appropriate, operate, the Assets.

8.4	[Reserved].

8.5       Record Retention. Buyer, for the longer of seven years following Closing or the complete abandonment of the property covered by the applicable Records, will (a) retain the Records, provided that if Seller does not furnish Buyer with an original Record, then Buyer has no obligation to retain such non-original Record; (b) provide Seller, its Affiliates, and its and their officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense, and (c) provide Seller, its Affiliates, and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Section 4.2 for review and copying at Seller’s expense. If Buyer desires to destroy any Records within such seven year period, Buyer shall notify Seller in writing prior to such destruction and provide Buyer the opportunity to take possession of the same at Seller’s sole cost.

8.6       Notifications. Buyer will notify Seller promptly after the discovery by Buyer that any representation or warranty of Seller contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date.

8.7       Release of Liens. Concurrent with the Closing, all liens and security interests (if any) encumbering any of the Assets and securing any debt facilities maintained by Seller or any

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Affiliate of Seller shall be terminated; provided, the preceding provision shall not modify the terms of Section 8.3.

8.8	Consents.

(a)       Each of Seller and Buyer shall use commercially reasonable efforts to procure any required Non-Party consents necessary to transfer the Assets to Buyer but without being obligated to pay any consideration or waive or release any right or privilege to obtain such consent. Without limiting the generality of the foregoing, Buyer shall promptly furnish Buyer’s financial and operational information reasonably necessary to provide to Non-Party consent holders in order to procure the required Non-Party consents. If the Parties are not able to effect the assignment of any of the Assets at the Closing due to the lack of a required Non-Party consent to transfer the same, such Assets shall not be deemed assigned at the Closing pursuant to the Assignment. As to any Contract (other than Contracts that have Specified Consents), until any such consent is obtained, to the extent permissible under Law and under the terms of such Contract, Seller shall use commercially reasonable efforts post-Closing (i) to continue to perform the liabilities and obligations under or with regard to such Contract, (ii) hold such Contract in trust for the benefit of Buyer and shall promptly forward to Buyer any monies or other benefits received that are attributable to such Contract, and (iii) endeavor to mutually agree with Buyer to institute alternative arrangements intended to put the Parties in substantially the same economic position as if such non-assigned Contract had been assigned. Buyer shall promptly reimburse Seller for, and shall RELEASE, DEFEND, INDEMNIFY and HOLD HARMLESS Seller Group from and against, any and all Claims incurred by Seller or any member of the Seller Group in connection with any action taken by Seller pursuant to the preceding sentence, IN EACH CASE, REGARDLESS OF THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY MEMBER OF THE SELLER GROUP. If the foregoing arrangements are not permissible under Law or under the terms of the Contract, then the Parties shall use commercially reasonable efforts to take such other actions or put into place such other arrangements as are permissible with regard to the non-assigned Contract so as to provide the Parties with the same economic results as would otherwise have resulted.

(b)       If the assignment of a Lease is subject to a consent requirement or, with respect to Contracts, a Contract has a Specified Consent, and the required consent is not obtained by Seller by the Closing (in each case, a “Consent Agreement”), then the Assets subject to the Consent Agreement shall be excluded from the Assets to be assigned and sold to Buyer hereunder at Closing and the Base Purchase Price shall be reduced by the Allocated Value of the excluded Consent Agreement.

(c)       Following the Closing, each of Seller and Buyer shall continue to use commercially reasonable efforts to procure all required consents to assign the Assets to Buyer through and until one hundred eighty days after Closing. If, from time to time during such period, Seller obtains a required consent, Seller shall notify Buyer and, on a mutually agreed upon date, Buyer shall purchase the Assets subject to such Consent Agreement under the terms of this Agreement for a price equal to the Allocated Value of such Assets, and to the extent the Assets subject to a Consent Agreement have not been included in determining the Adjustments to be made pursuant to Section 2.4 (excluding Section 2.4(b)(v)), but are assigned to Buyer

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pursuant to Section 8.8 after the Closing, then the Adjustments that are specific to the Assets subject to a Consent Agreement shall be calculated and contemporaneous with the payment of such Allocated Value there shall be applied as a deduction to such Allocated Value (if the sum of the downward Adjustments exceeds the sum of the upward Adjustments) the net amount resulting from such Adjustments or there shall be applied as an addition to such Allocated Value (if the sum of the upward Adjustments exceeds the sum of the downward Adjustments) the net amount resulting from such Adjustments.

(d)       Notwithstanding anything to the contrary, the failure to obtain any required consent for the assignment of a Consent Agreement shall not constitute a Title Defect. The failure of El Paso to obtain any required consent for the assignment of a Consent Agreement from El Paso to Seller and the resulting exclusion of such Consent Agreement from that certain Assignment Agreement having an Effective Time of November 1, 2007 at 12:01 a.m. Houston, Texas time from El Paso, as grantor, to Seller, as grantee, executed on behalf of El Paso on March 14, 2008 and executed on behalf of Seller on March 20, 2008 shall not constitute a Title Defect. If the required consent for a Consent Agreement is not obtained by Seller by the Closing, then the Assets subject to the Consent Agreement shall be excluded from the Assets to be assigned and sold to Buyer hereunder at Closing and the Base Purchase Price shall be reduced by the Allocated Value of the excluded Consent Agreement. In such event, Seller and Buyer shall continue to use commercially reasonable efforts to procure all required consents to assign the Assets to Buyer through and until one hundred eighty days after Closing.

8.9	Preferential Purchase Rights.

(a)       With respect to any preferential purchase right or right of first refusal relating to any of the Assets that would be triggered by the transaction contemplated hereby (each, a “Preferential Purchase Right”), Seller shall send, within seven Business Days following the date of this Agreement, to the holder of each such right a written notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right.

(b)       If, prior to Closing, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the purchase of any part of the Assets to which its Preferential Purchase Right applies (in such case, a “Preferential Right Property”), that Preferential Right Property shall be excluded from the Assets to be assigned and sold to Buyer hereunder, and the Base Purchase Price shall be reduced by the Allocated Value of the excluded Preferential Right Property. Seller shall be entitled to all proceeds from the holder of a Preferential Purchase Right who exercises its right to purchase a Preferential Right Property prior to Closing. If the holder of such Preferential Right Property thereafter fails to consummate the purchase of the Preferential Right Property covered by such right on or before 60 Days following the Closing Date, then Seller shall notify Buyer and Buyer shall purchase, on or before ten Business Days following receipt of such notice, the Preferential Right Property under the terms of this Agreement for a price equal to the Allocated Value of such Preferential Right Property.

(c)       If, by Closing, a Preferential Purchase Right burdening any Preferential Right Property has not been exercised, the time for exercising such Preferential Purchase Right has not expired and such Preferential Purchase Right has not been waived, then that Preferential Right Property shall be excluded from the Assets to be assigned and sold to Buyer hereunder, and the

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Base Purchase Price shall be reduced by the Allocated Value of such excluded Preferential Right Property. If the time for the exercise of the Preferential Purchase Right with respect to any excluded Preferential Right Property described in this Section 8.9(c) expires following the Closing without the exercise of such Preferential Purchase Right by the holder thereof or such Preferential Purchase Right is waived, then Seller shall notify Buyer and Buyer shall purchase, on or before ten Business Days following receipt of such notice, such Preferential Right Property from Seller, under the terms of this Agreement for a price equal to the Allocated Value of such Preferential Right Property; provided, in no event shall Buyer have any obligation to purchase any such Preferential Right Property pursuant to this Section 8.9(c) after 90 Days following the Closing Date, unless Buyer has failed to comply with its obligations under this Section 8.9(c) to purchase such Preferential Right Property during such 90-Day period following the Closing Date. All Preferential Right Properties for which applicable Preferential Purchase Rights have been waived prior to Closing, or as to which the period to exercise such right has expired prior to Closing, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.

(d)       To the extent any Preferential Right Property is purchased by Buyer following the Closing pursuant to Section 8.9(b) or (c) and such Preferential Right Property has not been included in determining the Adjustments to be made pursuant to Section 2.4 (excluding Section 2.4(b)(v)), then the Adjustments that are specific to such Preferential Right Property shall be calculated and contemporaneous with the payment of the Allocated Value for such Preferential Right Property there shall be applied as a deduction to such Allocated Value (if the sum of the downward Adjustments exceeds the sum of the upward Adjustments) the net amount resulting from such Adjustments or there shall be applied as an addition to such Allocated Value (if the sum of the upward Adjustments exceeds the sum of the downward Adjustments) the net amount resulting from such Adjustments.

8.10     Operatorship. With respect to the Exhibit A-1/A-2 Oil and Gas Properties, within 20 Days after execution of this Agreement, Seller shall send notices to all co-owners of the Assets that it currently operates indicating that it is resigning as operator contingent upon and effective at Closing, and nominating and recommending Buyer (or, at Buyer’s request, an Affiliate of Buyer designated by Buyer) as successor operator, subject to and in reliance on Buyer’s representations, warranties, covenants and agreements in this Agreement. Seller will, upon Buyer’s request, reasonably assist Buyer in its efforts to succeed Seller as operator of the applicable Assets, but without being obligated to pay any consideration or waive or release any right or privilege as part of such assistance. Buyer shall promptly, following Closing, file all appropriate forms, and declarations or bonds with Governmental Authorities relative to its assumption of operatorship if Buyer elects to assume operatorship. For all Seller-operated Assets for which Buyer wishes to assume operatorship, Seller, subject to compliance with all applicable operating agreements, shall execute and deliver to Buyer at Closing and Buyer shall promptly file all the appropriate forms with the applicable Governmental Authorities transferring operatorship of such Assets to Buyer. As to those Assets for which Buyer shall become the operator, the Parties shall use commercially reasonable efforts to cause the transfer of operatorship to occur as of the Closing Date.

8.11     HSR. Seller and Buyer shall each in a timely manner make (or cause its applicable Affiliate to make) (a) all required filings, including filings required under the Hart-Scott-Rodino Act, and prepare applications to and conduct negotiations with, each Governmental

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Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transaction contemplated hereby and (b) prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations. Buyer shall bear the cost of all filing or application fees payable to any Governmental Authority with respect to the transaction contemplated hereby, regardless of whether Buyer, Seller or any Affiliate of any of them is required to make the payment.

8.12     Preferential Right to Purchase Exhibit G-1/G-2 Oil and Gas Properties. Seller hereby reserves a preferential right to purchase Buyer’s ownership interests in the Exhibit G-1/G-2 Oil and Gas Properties, together with all other Assets related or appurtenant to the Exhibit G-1/G-2 Oil and Gas Properties, after the Closing, pursuant to the provisions set forth in Schedule 8.12 attached hereto, and for the consideration recited herein, Buyer hereby grants to Seller a preferential right to purchase Buyer’s ownership interests in the Exhibit G-1/G-2 Oil and Gas Properties, together with all other Assets related or appurtenant to the Exhibit G-1/G-2 Oil and Gas Properties, after the Closing pursuant to the provisions set forth in Schedule 8.12 attached hereto.

8.13     Efforts. Each Party shall use commercially reasonable efforts to take all actions and to do all things necessary to consummate, make effective and comply with all of the terms of this Agreement (including satisfaction, but not waiver, of the conditions to Closing for which it is responsible or of which it otherwise controls). After Closing, Seller shall use reasonable efforts to obtain such information related to the Assets from El Paso as Buyer may reasonably request.

ARTICLE 9

CONDITIONS PRECEDENT TO CLOSING

9.1       Conditions Precedent to Seller’s Obligation to Close. Seller shall consummate the sale of the Assets as contemplated by this Agreement on the Closing Date, provided that the following conditions precedent and those in Section 9.3 shall have been satisfied or have been waived in writing by Seller:

(a)       the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at and as of the Closing; and

(b)       Buyer shall have complied in all material respects with all covenants and obligations contained in this Agreement to be performed or complied with by Buyer at or prior to Closing.

9.2       Conditions Precedent to Buyer’s Obligation to Close. Buyer shall consummate the purchase of the Assets as contemplated by this Agreement on the Closing Date, provided that the following conditions precedent and those in Section 9.3 shall have been satisfied or waived by Buyer:

(a)       the representations and warranties of Seller contained in this Agreement shall be true and correct (without taking into account any Material Adverse Effect or other materiality qualifiers contained in such representations and warranties) at and as of Closing as though such

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representations and warranties were made at and as of Closing (except to the extent any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except to the extent that any breaches or inaccuracies of such representations and warranties individually or in the aggregate do not have (and reasonably cannot be expected to have) a Material Adverse Effect; and

(b)       Seller shall have complied in all material respects with all covenants and obligations contained in this Agreement to be performed or complied with by Seller prior to Closing.

9.3       Condition Precedent to Obligation of Each Party to Close. The Parties shall consummate the sale and purchase of the Assets as contemplated by this Agreement on the Closing Date, provided that the following condition precedent shall have been satisfied or have been waived by both Parties:

(a)       there shall be no Legal Proceeding instituted by a Governmental Authority having appropriate jurisdiction seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated under the terms of this Agreement.

ARTICLE 10

THE CLOSING

10.1     Closing. Closing shall take place at 10:00 a.m., Houston, Texas time, at the offices of Seller on May 29, 2008, subject to the satisfaction or waiver of all of the conditions set forth in Article 9, or such other date as may be mutually agreed to by the Parties (the “Closing Date”). Seller shall provide Buyer with wiring instructions designating the account or accounts to which the Closing Amount is to be delivered.

10.2     Obligations of Seller at Closing. At Closing, Seller shall deliver or cause to be delivered to Buyer, unless waived by Buyer, the following:

(a)	counterparts of the Assignment executed by Seller;
(b)	counterpart originals of the Seller Certificate executed by Seller;
(c)	counterpart originals of the Non-Foreign Certificate executed by Seller;

(d)       Secretary’s certificate with a copy of the resolutions of Seller’s governing body authorizing the transaction contemplated hereby (including designation of the Persons authorized to execute this Agreement on behalf of Seller and the Operative Documents to which it is a party);

(e)       letters in lieu of division and transfer orders covering the Assets, duly executed by Seller;

(f)        forms prescribed by the applicable Governmental Authority to transfer status of operator from Seller to Buyer with respect to Seller Operated Assets, including, without limitation, Form P-4 for the Railroad Commission of Texas;

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(g)       a release of any mortgages, liens or security interests disclosed in Schedule 6.17;

(h)	[Reserved]; and

(i)        such other instruments and agreements as necessary or appropriate to comply with Seller’s obligations under this Agreement.

10.3     Obligations of Buyer at Closing. At Closing, Buyer shall deliver or cause to be delivered to Seller, unless waived by Seller, the following:

(a)	the Closing Amount by wire transfer;
(b)	counterpart originals of the Buyer Certificate executed by Buyer;

(c)       Secretary’s certificate with a copy of the resolutions of Buyer’s governing body authorizing the transactions contemplated hereby (including designation of the Persons authorized to execute this Agreement on behalf of Buyer and the Operative Documents to which it is a party));

(d)	[Reserved]; and

(e)       such other instruments and agreements as necessary or appropriate to comply with Buyer’s obligations under this Agreement.

ARTICLE 11

TERMINATION

11.1     Grounds for Termination. Subject to Section 11.2, this Agreement may be terminated (except for the provisions referenced in Section 11.2) at any time prior to Closing upon the occurrence of any one or more of the following:

(a)	by the mutual written agreement of the Parties;

(b)       by either Party, if any Law or Order becomes final and effective that prohibits and makes illegal the consummation of the transaction contemplated by this Agreement, upon notification to the non-terminating Party by the terminating Party;

(c)	[Reserved]

(d)       by either Party, upon written notice to the other Party, in the event that the sum of the downward adjustments to the Base Purchase Price for Title Defects and Environmental Defects in accordance with the provisions of Section 2.4(b), in the aggregate, equal or exceed 20% of the Base Purchase Price; provided, if the Parties have not agreed upon the aforesaid downward adjustment in the Base Purchase Price attributable to any Title Defect or Environmental Defect, then (i) if Seller is asserting the right to terminate the Agreement under this Section 11.1(d), the downward adjustment asserted by Buyer for such Title Defect or Environmental Defect shall be used only for purposes of determining Seller’s right to terminate under this Section 11.1(d); and (ii) if Buyer is asserting the right to terminate the Agreement

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under this Section 11.1(d), the dispute shall be referred to the Title Arbitrator pursuant to Section 3.15 Title Dispute Resolution and/or the Environmental Arbitrator pursuant to Section 3.21 Environmental Dispute Resolution, as applicable, in order to determine the amount of the downward adjustment to the Purchase Price.

(e)       by Buyer, if Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 9.2; provided, Seller shall first be entitled to ten Days’ notice and the opportunity to cure and provided furthermore that Buyer shall not be in breach at such time.

(f)        by Seller, if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 9.1; provided, Buyer shall first be entitled to ten Days’ notice and the opportunity to cure and provided furthermore that Seller shall not be in breach at such time.

(g)       by Seller, if all of Buyer’s conditions to Closing set forth in Section 9.2 (other than actions to be taken at Closing) have been satisfied and Buyer fails to Close.

11.2     Effect of Termination. A Party shall not have the right to terminate this Agreement under Section 11.1 if it is then in breach of this Agreement. If this Agreement is terminated in accordance with Section 11.1 as the result of the willful breach by a Party of this Agreement, then the terminating Party shall be entitled to exercise all remedies available to the terminating Party, including the collection of damages incurred by the terminating Party.

11.3	[Reserved].

ARTICLE 12

TAXES

12.1     Like Kind Exchange. Buyer shall cooperate fully, as and to the extent reasonably requested by Seller, in connection with accommodating a like-kind exchange as provided for under Section 1031 of the Code and any corresponding state income tax provision (“Like-Kind Exchange”), including identification of the situs of replacement property for state income Tax purposes. Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Assets associated therewith (“1031 Assets”), to a Qualified Intermediary (“QI”) (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(v)) to accomplish this transaction, in whole or in part, in a manner that will comply with the requirements of a Like-Kind Exchange. Buyer hereby (a) consents to Seller’s assignment of its rights in this Agreement with respect to the 1031 Assets and (b) if such an assignment is made, agrees to transfer all or a portion of the Purchase Price into the qualified trust account at Closing as directed in writing by Seller. Seller acknowledges and agrees that a whole or partial assignment of this Agreement to a QI shall not release Seller from any of its respective liabilities and obligations to Buyer or expand any liabilities or obligations of Buyer under this Agreement. Buyer shall not be obligated to pay any additional costs or incur an additional obligations in its purchase of the Assets if such costs are

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the result of Seller’s Like-Kind Exchange, and Seller shall hold harmless and indemnify Buyer from and against all claims, losses and liabilities (including reasonable attorneys’ fees, court costs and related expenses), if any, resulting from such a Like-Kind Exchange. Neither Party represents to the other that any particular tax treatment will be given to either Party as a result of the Like-Kind Exchange.

12.2     Cooperation on Tax Matters. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of Buyer and Seller agrees (a) to retain all books and records with respect to Tax matters pertinent to the acquired Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, each party shall allow the other Party the option of taking possession of such books and records prior to their disposal. Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated.

ARTICLE 13

MISCELLANEOUS

13.1     Notices. All notices and other communications required or desired to be given hereunder must be in writing and sent (properly addressed as set forth below) by: (a) U.S. mail with all postage and other charges fully prepaid, (b) electronic mail with a PDF of the notice or other communication attached (with the original sent by U.S. mail the same day such electronic mail is sent), or (c) facsimile transmission. A notice shall be deemed effective on the date on which such notice is received by the addressee, if by mail, or on the date sent, if by facsimile (as evidenced by fax machine confirmation of receipt) or if by electronic mail (as evidenced by computer generated confirmation of receipt); provided, if such date is not a Business Day, then date of receipt shall be on the next date that is a Business Day. Each Party may change its address by notifying the other Party in writing of such address change.

If to Seller:

Smith Production Inc.

8708 Technology Forest Drive, Suite 150

The Woodlands, Texas 77381

Facsimile: 281.296.5697

Attn: Kelly Mahoney

Email: kelly@smithproductioninc.com

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With a copy to:

Bob Jenkins

2370 Rice Blvd, Suite 202

Houston, Texas 77005

Facsimile: 713.522.4730

Email:	bob@bobjenkins.org

If to Buyer:

Crimson Exploration Inc.

717 Texas Avenue

Suite 2900

Houston, Texas 77002

Facsimile: 713.236.4424

Attn: Rusty Shepherd

Email: rshepherd@crimsonxp.com

13.2     Names. As soon as reasonably possible after the Closing, but in no event later than 90 Days after the Closing, Buyer shall remove the names, tradenames, trademarks and logos (and signs referring to the same) of Seller and its Affiliates from the Assets.

13.3     Transaction and Filing Costs. Buyer shall be responsible for recording and filing documents associated with the transfer of the Assets to it and for all costs and fees associated therewith, including filing the assignments with appropriate federal, state and local Governmental Authorities as required by applicable Law. Buyer shall also be responsible for the payment of any and all stamp, documentary, real property transfer, sales, gross receipts, use or similar Taxes or assessments resulting from its acquisition of the Assets contemplated by this Agreement. As soon as practicable after recording or filing, Buyer shall furnish Seller with all recording data and evidence of all required filings, including filings with the appropriate state counties. Buyer shall also be responsible for obtaining Customary Post-Closing Consents applicable to the transaction contemplated hereunder and all costs and fees associated therewith.

13.4     Brokers, Agents and Finders. Buyer represents to Seller that no broker, investment banker, finder or advisor has acted for or on behalf of Buyer or any Affiliate of Buyer in connection with this Agreement or the transactions contemplated by this Agreement for which Seller shall have any responsibility for the payment of any fees or other amounts owed such broker, investment banker, finder or advisor. Each Party shall be responsible for and shall bear the expenses incurred by it in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

13.5     Records in Seller’s Possession. Following Closing, Seller shall grant Buyer reasonable access (at reasonable times and upon reasonable notice) to the Records in Seller’s or its Affiliates’ possession. Except as provided below, within 15 Days after the Closing Date (with

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respect to Records reasonably necessary for the operation of the Oil and Gas Properties) and within 30 Days after the Closing Date (with respect to other Records), Seller shall furnish to Buyer originals, to the extent that Seller has possession of originals, or legible copies of the Records, to the extent that Seller does not have possession of original Records, that are maintained by Seller or its Affiliates. Any and all original Records retained by Seller shall be furnished to Buyer within 30 Days after Seller’s reasonable need for such Records ceases. Notwithstanding the foregoing, Seller shall have no obligation to deliver originals of any Records that are subject to requests or orders from any Governmental Authority not to dispose of such Records.

13.6     Further Assurances. From and after Closing, at the request of any Party but without further consideration, the Parties shall execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as any Party reasonably may request to give effect to the transaction contemplated by this Agreement.

13.7     Amendments and Severability. No amendments or other modifications to this Agreement shall be effective or binding on either of the Parties unless the same are in writing, designated as an amendment or modification, and signed by both Seller and Buyer. The invalidity of any one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.

13.8     Successors and Assigns. Except as set forth in this Section 13.8, this Agreement may not be assigned, either in whole or in part, without the express written consent of the non-assigning Party. The terms, covenants and conditions contained in this Agreement are binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Notwithstanding the foregoing, Seller may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Buyer to a third-party accommodator or qualified intermediary in connection with any Like-Kind Exchange, as described in Section 12.1; provided, no such assignment shall relieve Seller of any of its obligations or liabilities under this Agreement.

13.9     Headings. The titles and headings set forth in this Agreement have been included solely for ease of reference and may not be considered in the interpretation or construction of this Agreement.

13.10	Governing Law; Jurisdiction; Waiver of Trial by Jury.

(a)       This Agreement is governed by the Laws of the State of Texas, excluding any choice of law rules that may direct the application of the Laws of another jurisdiction.

(b)       The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transaction contemplated hereby shall be brought in the United States District Court for the Southern District of Texas or any Texas state court sitting in Houston, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any

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cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Texas, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

(c)       With respect to any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transaction contemplated hereby, the Parties agree to waive trial by jury.

13.11   No Partnership Created. It is not the purpose or intention of this Agreement to create (and it should not be construed as creating) a joint venture, partnership or any type of association, and the Parties are not authorized to act as an agent or principal for each other with respect to any matter related hereto.

13.12   Public Announcements. Neither Seller nor Buyer (including any of their agents, employees or Affiliates in either case) may issue a public statement or press release with respect to the transaction contemplated hereby (including the price and other terms) without the prior written consent of the other Party, except as required by Law or listing agreement with a national security exchange and then only after prior consultation with the other Party.

13.13   No Third Party Beneficiaries. Nothing contained in this Agreement shall entitle anyone other than Seller and Buyer, their successors and permitted assigns or the express beneficiaries of indemnity provisions to any Claim, cause of action, remedy or right of any kind whatsoever.

13.14   Construction. The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment. Moreover, the Parties have participated jointly in the negotiation and drafting of this Agreement. Based on the foregoing, the Parties agree that the rule of construction that a contract be construed against the drafter, if any, not be applied in the interpretation or construction of this Agreement.

13.15   Schedules. The inclusion of any matter upon any Schedule does not constitute an admission or agreement that such matter is material with respect to the representations and warranties contained herein.

13.16   Conspicuousness of Provisions. The Parties acknowledge and agree that the provisions contained in this Agreement that are set out in “bold” satisfy the requirement of the “express negligence rule” and any other requirement at Law or in equity that provisions contained in a contract be conspicuously marked or highlighted.

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13.17   Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, all of which when taken together shall constitute one and the same agreement.

13.18   Entire Agreement. Except for the Confidentiality Agreement, this Agreement, the Schedules and the Exhibits (which are incorporated herein by reference) supersede all prior and contemporaneous negotiations, understandings, letters of intent and agreements (whether oral or written) between the Parties with respect to the subject matter hereof and constitute the entire understanding and agreement between the Parties with respect thereto.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first set forth above.

SELLER:

SMITH PRODUCTION INC.

By:
Name: Glenn R. Smith
Title: President

BUYER:

CRIMSON EXPLORATION INC.

By:
Name: Tracy Price
Title: Senior Vice President – Land and
Business Development

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[Signature page to Purchase and Sale Agreement]